UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

HERBALIFE NUTRITION LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 Proxy Statement

HERBALIFE
NUTRITION

HERBALIFE NUTRITION

Herbalife Nutrition Ltd. 2022 Proxy Statement

Annual General Meeting of Shareholders

Our 2022 Annual General Meeting of Shareholders

will be held on Wednesday, April 27, 2022 at 8:30 a.m., Pacific Daylight Time, at

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual General Meeting. However, in order to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2022.

Vote by internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF.

2.	Follow the steps outlined on the secure website.

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply.

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Nutrition Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, April 27, 2022

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	March 1, 2022

Proxy voting:

All shareholders are cordially invited to attend the Annual General Meeting. See Part 1 — “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

However, to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect each of the 10 directors named in the Proxy Statement to the Board of Directors to serve until the 2023 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2. Approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2022.

Shareholders will also transact such other business as may properly come before the Annual General Meeting and at any adjournments or postponements of the Annual General Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 1, 2022 are entitled to notice of, and to vote at, the Annual General Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of materials:

On or about March 16, 2022, we began mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Proxy Statement and Annual Report to Shareholders are available at

http://www.edocumentview.com/HLF.

NOTICE IS HEREBY GIVEN that the 2022 Annual General Meeting of Shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, will be held on Wednesday, April 27, 2022 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

HENRY C. WANG

General Counsel and Corporate Secretary

Los Angeles, California

March 15, 2022

Proxy summary

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all the information that is important to you. For more complete information, please review the proxy statement as well as our 2021 Annual Report, which includes our Annual Report on Form 10-K. References to “Herbalife,” “Herbalife Nutrition”, “the Company,” “we,” “us” or “our” refer to Herbalife Nutrition Ltd.

Proposals to be Voted on and Board Voting Recommendations
	Proposals	More Information	Board’s Voting Recommendation
Proposal 1	Election of Directors	Page 16	FOR EACH NOMINEE

Proposal 2	Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	Page 23	FOR

Proposal 3	Ratification of the Company’s Independent Registered Public Accounting Firm	Page 24	FOR

2022 Director nominees

Committees

Name	Independent	Audit	Compensation	Nominating and Corporate Governance	ESG
John O. Agwunobi (Chairman and CEO)					●
Richard H. Carmona				Chair
Michael O. Johnson
Kevin M. Jones			●
Sophie L’Hélias		●			Chair
Alan W. LeFevre (Lead Director)		●		●
Juan Miguel Mendoza
Don Mulligan		Chair	●
Maria Otero			Chair	●	●
John Tartol

Proxy summary

Corporate Governance Highlights

All directors stand for election annually

Independent lead director with clearly defined duties and responsibilities

One vote per share

Majority voting standard for uncontested director elections

All members of the audit, compensation and nominating and corporate governance committees are independent

ESG Committee provides direct board oversight of environmental and social sustainability

Robust share ownership guidelines for directors and named executive officers

Annual board and committee assessments

Executive Compensation Highlights

Incentive design links pay outcomes to company performance against preset goals

Balanced mix between fixed and variable compensation and short- and long-term incentives. For 2021, 85% of CEO targeted direct compensation was at risk, and at least 75% of 2021 equity grants to named executive officers were in the form of performance share units.

Annual say-on-pay advisory vote

Compensation risk assessment

Robust share ownership guidelines for named executive officers

“Double trigger” change in control

Clawback policy applicable to Section 16 officers applicable to cash and equity incentives

Anti-hedging and anti-pledging policies applicable to all employees

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2021 Annual Report on Form 10-K. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy summary

Proxy Statement table of contents

Table of Contents	i

Part 5. Security ownership of certain beneficial owners and management

Beneficial ownership	52

Part 6. Certain relationships and related transactions

Ongoing related party transactions	54

Other transactions	55

ii	Table of Contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors, or the Board, for use at the 2022 Annual General Meeting of Shareholders, or the Meeting, to be held on Wednesday, April 27, 2022 at 8:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500.

Record date and voting securities.    Only shareholders of record at the close of business on March 1, 2022, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of, and to vote at, the Meeting. The Company has one series of common shares, or Common Shares, outstanding. Each owner of record on the Record Date is entitled to one vote for each Common Share held by such shareholder. On March 1, 2022, there were 109,866,338 Common Shares issued and outstanding.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and determining the outcome of any matter submitted to the shareholders for a vote that requires the approval of a specified percentage of shares present and entitled to vote.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, which is the case with all proposals to be considered at the Meeting other than proposal 3, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

See “Meaning of shareholder of record” below for additional information regarding the different ways you may hold your Common Shares.

Votes required for proposals and board recommendations.    The following table details information regarding the proposals to be voted on at the Meeting, the Board’s recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Our annual general meeting of shareholders	1

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

Item 1: Elect each of the 10 directors named in the Proxy Statement to the Board of Directors to serve until the 2023 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified

	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect

Item 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	No effect

Item 3: Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2022	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either: (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date; (b) granting a subsequent proxy through the Internet or telephone; or (c) attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record and beneficial owners as of the Record Date, their authorized proxy holders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce picture identification (such as a valid driver’s license or passport) and either a copy of a form of proxy card or a Notice showing your name and address. If you are a beneficial owner and you wish to vote in person at the Meeting, you will need to obtain a proxy from the shareholder of record. If you are a beneficial owner or other authorized proxy holder, in order to attend the Meeting, you will need both an admission ticket and picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Your request must be received on or before April 17, 2022 and include a copy of a form of proxy card or voting instruction form confirming your appointment as a proxy holder of a shareholder of record. In your request, please include the address where your admission ticket should be mailed to, and any special assistance needs. The Board requests that persons attending the Meeting observe a

2	Our annual general meeting of shareholders

professional business dress code. The Company also does not permit the use of cameras or other recording devices at the Meeting.

We continue to actively monitor the continued public health and travel safety concerns relating to the COVID-19 pandemic and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In response, and in continued support for the health and safety of all, the Company will hold a live listen-only audio webcast of the Meeting. Shareholders may listen to the Meeting via live audio webcast by logging on to www.meetnow.global/MNQRLZZ using your control number. Please see below:

•	Shareholders of record: For shareholders of record, the control number can be found on your proxy card or Notice, or the email you receive from Computershare, the Company’s transfer agent.

•	Beneficial owners: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to access the live audio webcast. To register, you must submit proof of your proxy power (legal proxy) reflecting your Herbalife Nutrition holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2022. You will receive a confirmation email of your registration from Computershare. Late submissions will be processed to the extent feasible, but registration cannot be guaranteed in time for the Meeting. Requests for registration should be directed to us at the following:

By email:    Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:    Computershare, Herbalife Nutrition Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Pursuant to the Company’s Amended and Restated Memorandum of Articles of Association, or the Articles, please be advised that shareholders will not be deemed to be “present” for quorum purposes and will not be able to vote their shares, or revoke or change a previously submitted vote, by logging onto the webcast of the Meeting. As a result, the Company strongly urges shareholders to submit their proxies or votes in advance of the Meeting.

In the event it is not possible or advisable to hold our Meeting in person as currently planned, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the Securities and Exchange Commission, or the SEC, as proxy material. If you are planning to attend our Meeting, please check our Investor Relations website the week of the Meeting. As always, we encourage you to vote your shares prior to the Meeting.

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or how to vote those shares on your behalf.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they are beneficial shareholders and not shareholders of record. If you hold your shares in “street name,” you are not a shareholder of record.

If you wish to inquire as to whether or not you are a shareholder of record, please contact our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents yourself for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information”.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 27, 2022. The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/HLF.

Our annual general meeting of shareholders	3

Part 2	Corporate governance

Director independence

Under the listing standards of the New York Stock Exchange, or the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence”. No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board evaluates the independence of our directors annually and will review independence of individual directors on an interim basis as needed to consider changes in employment, relationships and other factors. Our Board has affirmatively determined that all of the directors and director nominees, as well as each individual who served as a director at any time during 2021, other than Dr. Agwunobi and Messrs. Johnson, Mendoza and Tartol, are independent in accordance with Section 303A.02 of the NYSE listing standards, or the NYSE Independence Standards. Under the NYSE Independence Standards, a director will not be considered independent in the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(i) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•	the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In July 2021, the Board approved enhancements to the Company’s Principles of Corporate Governance. Under the Company’s Principles of Corporate Governance, an independent director must, in addition to satisfying the NYSE Independence Standards, be free of any existing or potential professional or personal interest, business, or relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act in the best interests of the Company and all its shareholders.

The Board considered Dr. Carmona’s independence in view of the $25,000 in speaking fees he received from the Company in 2021, as disclosed in the subsection “Compensation to directors”. The Company leverages Dr. Carmona’s professional experience as the 17th Surgeon General of the United States to provide training and education to Herbalife Nutrition Members at various Company-sponsored sales events, such as Extravaganzas, which are training and promotional events for our independent distributors. After consideration of the foregoing and other relevant factors, the Board determined that the Company’s engagement of Dr. Carmona for these limited services did not present a conflict of interest nor compromise Dr. Carmona’s independence from the Company.

Messrs. Jonathan Christodoro, Hunter C. Gary, Nicholas Graziano, Jesse A. Lynn and James L. Nelson served on the Board until January 3, 2021. Each had been re-nominated to the Board in connection with the Company’s 2020 Annual General Meeting of Shareholders in accordance

4	Corporate governance

with the now terminated Second Amended and Restated Support Agreement, dated as of July 15, 2016, or the Support Agreement, among the Company, Carl C. Icahn and certain affiliated entities of Mr. Icahn, or the Icahn Parties. The Board determined that the Support Agreement while in effect and the relationships each director nominated pursuant to the Support Agreement had with the Icahn Parties did not compromise their independence. The Support Agreement was terminated in its entirety on January 7, 2021, and Messrs. Christodoro, Gary, Graziano, Lynn and Nelson resigned from the Board effective January 3, 2021.

Dr. Agwunobi is not determined independent because he is the Company’s Chief Executive Officer. Mr. Johnson has

previously served as the Company’s Chief Executive Officer within the last three years and is accordingly not determined independent.

Messrs. Mendoza and Tartol are not determined independent because the income received by each of them as top distributors of Herbalife Nutrition products precludes them from being determined independent. Neither are employees of the Company. For additional details surrounding their compensation as Herbalife Nutrition Members, which they receive irrespective of any service on the Board, please see “Compensation to directors”.

Board meetings and attendance

The Board of Directors held eight meetings during fiscal year 2021. The independent directors generally meet in executive session at each regularly scheduled meeting, without the presence of management and non-independent directors, to discuss various matters relating to the Board’s function and Company oversight, including the Company’s management. The independent lead director, or the Lead Director, presides over such executive sessions.

Each director is expected to dedicate sufficient time, energy and attention to allow for the diligent performance of his or her duties, including attending the Company’s annual general meeting of the shareholders and meetings of the Board of Directors and committees of which he or she is a member. All incumbent directors attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director, as well as the Company’s 2021 annual general meeting of shareholders.

Board leadership

The Company’s governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. The current leadership structure is comprised of a combined Chair of the Board and Chief Executive Officer, an independent Lead Director, Board committees led by independent directors and active engagement by all directors. The Board believes this structure best serves the interests of the Company and its shareholders. The Board believes the combined Chair and CEO role supports the Board’s effective oversight of the Company’s business and strategy, with the CEO serving as a key link between the Board and management, providing a deep understanding of the Company’s business and operations, bringing key business considerations to the Board’s attention and leading implementation of the Company’s strategic plans as approved by the Board. The Lead Director in turn allows for strong, independent Board leadership, with authority to set the meeting agendas and to lead sessions outside the Chair’s presence. We believe this to be a critical aspect of effective corporate governance.

The Lead Director is an independent director elected for a two-year term by the independent directors. The appointment is evaluated biannually. The Lead Director chairs the Board meetings during executive sessions and when the Chair is unable to participate in Board meetings, and is a contact point for major shareholders and third parties who wish to contact the Board independent of the Chair and CEO. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held independent director sessions, and briefing the Chair on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chair is not present, including executive sessions of the non-management and independent directors;

•	acting as the principal liaison to the Chair for the views, and any concerns and issues of, the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agendas, materials and schedules for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

Corporate governance	5

•	maintaining close contact with the chair of each committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Mr. LeFevre was elected to serve as Lead Director by the independent directors effective July 1, 2021, to serve until the Company’s 2023 Annual General Meeting of Shareholders. Prior to such date, Ms. Otero served as the Lead Director, commencing January 3, 2021, when Mr. Nelson, the then-current Lead Director, resigned from the Board. The Board periodically reviews the structure of the Board and Company leadership as part of the succession planning process.

Annual Board and committee assessment process

The Board and each committee annually conduct self-evaluations, a process that is overseen by the nominating and corporate governance committee. Additionally, as part of our annual evaluation process, each director evaluates the Board and the committees on which he or she serves. The assessments provide directors and applicable committee members the opportunity to provide feedback on a number of issues, including:

Board and committee structure, composition, roles and leadership;

Board and committee function and effectiveness, including quality of meetings and flow of information; and

Access to management, advisors and internal and external resources.

The Board’s role in risk oversight

The Board of Directors oversees the Company’s enterprise-wide approach to risk management, and as part of executing its risk oversight responsibility, delegates specific risk oversight duties to each Board committee, as set forth below.

Audit committee

•	Integrity of the financial statements

•	Accounting and financial reporting matters and controls, including independent and internal auditors

•	Enterprise risk management program

•	Legal and regulatory risks and matters that may have material impact on the Company’s financial statements or operations

•	Major risks relating to cybersecurity, privacy and product safety matters, and steps management has taken to assess, monitor and control any such exposures

•	Quarterly updates from management on Company’s ethics and compliance and internal audit programs

Compensation committee

•	Material risks arising from the Company’s compensation policies and practices, and evaluating such practices and policies to confirm that they do not encourage excessive risk-taking
•	Together with the ESG committee, risks and opportunities related to human capital management

Nominating and corporate governance committee

•	Corporate governance practices, Board composition, leadership and structure, and Board evaluations

ESG committee

•	Risks related to environmental and social sustainability topics in connection with the Company’s activities

•	Together with the compensation committee, risks and opportunities related to human capital management

The Board also provides oversight of management regarding key enterprise risks as well as the Company’s risk management policies and procedures to ensure they are designed and implemented in a way that reflects the Board’s and management’s consensus as to appropriate levels of risk for specific aspects of the Company’s business. The Company’s Management Risk Committee is comprised of members of senior management who meet on a regular basis to serve as a forum for risk information sharing, risk management coordination, and risk management decisioning and response. The enterprise risk management program promotes informed and data-driven decisions and integrated processes to identify, monitor and mitigate key enterprise risks.

6	Corporate governance

Compensation risk assessment

The compensation committee, with the assistance of Meridian, its compensation advisor, regularly conducts a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the compensation committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key features of the executive compensation program that support this conclusion include: the balanced mix between fixed and variable compensation and short- and long-term incentives; the use of multiple performance measures within incentive plans; strong internal controls, including a code of conduct; compensation committee discretion over all final annual incentive awards and active involvement in setting performance targets; the use of share ownership guidelines; and the existence of an anti-hedging policy.

Health and safety

One of our top priorities is the health and safety of our employees, distributors and customers. With respect to our employees, in response to, and during various phases of, the COVID-19 pandemic, we have taken several actions, including supporting our employees to work from home when possible, offering mental wellness programs, and implementing the following safety measures at our U.S. facilities: required temperature screening, required face coverings, instituted social distancing protocols, enhanced robust cleaning and sanitation measures, and increased the filtration efficiency of existing ventilation systems. Earlier during the COVID-19 pandemic, we also offered incremental compensation to certain of our employees. Over the course of the pandemic, our senior management team has relied on cross-functional teams to monitor, review, and assess the evolving situation, and to recommend risk mitigation actions for the health and safety of our employees and, in the U.S., protocols to align with all federal, state, and local public health guidelines. We believe our proactive efforts have been successful in supporting our business growth despite the obstacles and challenges presented by the COVID-19 pandemic.

With respect to our distributors, our distributor training and promotion events, such as our Success Training Seminars and our Leadership Development Weekends, have shifted to include “virtual” online approaches, with in-person events reinstituted during the fourth quarter of 2021 and continuing on a case-by-case basis as conditions allow. Promotional activities aimed at our distributors continue, though prizes that have involved travel to events have shifted in some cases to cash and other awards. Certain modified practices by us and our distributors may prove to be lasting improvements, such as events and trainings that are offered virtually as well as in-person, and expanded use of social media channels.

ESG highlights

We are a health and nutrition company, and our success has been premised on improving communities. From helping people improve their nutrition with our science-backed products to increasing access to economic opportunities, including through our direct selling business model, we’ve helped people around the world lead healthier lives, become entrepreneurs and have a positive impact in their communities.

Our current Global Responsibility strategy has been informed by multiple inputs including a benchmarking exercise, materiality assessment, multiple rounds of internal stakeholder engagement and Board oversight. Our strategy is part of our business practices and long-term growth plans. Our three core pillars of our Global Responsibility strategy are:

•	Healthy Communities. We focus on enabling greater access to nutrition.
•	Economic Opportunity. We focus on increasing access to economic opportunity, including support for organizations that empower opportunities for vulnerable communities.

•	Environmental stewardship. We focus on promoting a sustainable future, including our focus on environmental impact and product stewardship.

To ensure regular review of our strategy, we are conducting a second global materiality assessment across various stakeholder groups. The results of our materiality analysis will help with continuous development of our Global Responsibility strategy.

We are dedicated to improving communities by aligning our Global Responsibility strategy with the United Nations Sustainable Development Goals (UNSDGs), specifically Goal 1 (No Poverty), Goal 2 (Zero Hunger), Goal 3 (Good

Corporate governance	7

Health and Wellbeing), Goal 12 (Responsible Consumption and Production) and Goal 13 (Climate Action).

Herbalife Nutrition joined the UN Global Compact as a signatory member in 2020 and continues to remain in good standing.

50 Million Positive Impacts

In 2020, we began working towards our goal to achieve 50 million positive impacts across our Global Responsibility focus areas by 2030, the 50th anniversary of Herbalife Nutrition, to help drive our commitment to nourish people, communities, and the planet.

Nourishing Healthy Communities

As a business that has been focused on helping people improve their nutritional habits for more than 40 years, access to food and nutrition is paramount to our stakeholders. We are committed to the goal of ending hunger and supporting opportunities to improve nutrition worldwide. Among the core aims of nourishing healthy communities include working towards hunger eradication, fostering accessible nutrition, nutrition education and supporting health and wellness for communities.

Through various partnerships and programs, Herbalife Nutrition continues with its efforts to help eradicate hunger and reduce food insecurity and malnutrition for communities around the world. To support this critical ambition, Herbalife Nutrition announced a global initiative in 2019, the Nutrition for Zero Hunger (NFZH). Supported by the Company and the Herbalife Nutrition Foundation1, NFZH is a program aimed at eradicating hunger by partnering with leading global, regional, and local nonprofit and strategic organizations. Current partners include the World Food Program USA, Feed the Children, Asociación Mexicana de Bancos de Alimentos (BAMX), who have received grants from the Herbalife Nutrition Foundation, as well as partners like SOS Children’s Villages of Europe, Africa and India, supported by charitable contributions from Herbalife Nutrition, along with other partners who are working to achieve the end of global hunger.

Nourishing Economic Opportunity

As a core part of our support for communities, we commit to working to create sustainable changes to promote economic empowerment. This includes working with nonprofit partners to provide resources to vulnerable communities including tools, education, and mentorship. Our key focus areas are supporting development of inclusive economies, gender equity, women financial empowerment and supporting entrepreneurship.

Herbalife Nutrition proudly supports organizations that provide opportunities for underserved, vulnerable and minority communities. In 2021, the Company, along with the Herbalife Nutrition Foundation, supported more than a dozen of these organizations, reflecting the needs of diverse global, regional, and local communities.

These partners include Unidos US, League of United Latin American Citizens (LULAC), Los Angeles Urban League, and Chrysalis. In addition we support various programs including nutrition and health resources, mentoring, human rights, gender equity and advocacy as well as provide in-kind donations of nutrient-dense products.

Nourishing a Thriving Planet

Herbalife Nutrition is committed to helping protect the future of our planet in an environment where natural resources are constrained. Our integration of environmental stewardship aligns with the values of our Herbalife Nutrition Members and consumers, who care about how our products are sourced, manufactured, and produced. As with our product quality philosophy, we view our environmental footprint through a product lifecycle lens that extends from seed to feed, striving to meet the needs of our planet and our global community.

Our current sustainability initiatives focus on issues including climate and emissions, packaging, and operational waste.

Commitment to Diversity, Equity and Inclusion (DEI)

Herbalife Nutrition is focused on fostering an inclusive and representative workforce. Our DEI strategy embraces a core vision that our commitment to these principles is imperative to enabling us to better serve our Herbalife Nutrition members, stakeholders, and communities. This requires creating a work environment where people of all genders, ethnicities, abilities, cultures, races, religions, and sexual orientations can thrive.

To support our DEI efforts, we have established a Global DEI Council and supporting Regional Councils to oversee

1 Herbalife Nutrition Foundation is a public charity. Herbalife Nutrition Foundation chooses to join Herbalife Nutrition in some charitable initiatives where mission and goals are aligned.

8	Corporate governance

the implementation of our core DEI principles. In addition, we have launched eight global employee-led Employee Networks, which are identity- or experience-based groups that help employees build community and share a common purpose. They focus on strengthening belonging, providing support, and contributing to personal and professional development in the workplace.

In 2021, we set diversity goals and targets for women in leadership roles globally and for racial and ethnic minorities in leadership roles in the U.S.

ESG Governance Structure

To ensure that our Global Responsibility strategy is embedded into the Company’s overall long-term sustainable business strategy and managed throughout the global organization, we have established the following governance structures regarding ESG and Global Responsibility:

*	The ESG Committee of the Board of Directors assists the Board in overseeing Global Responsibility strategy. It also works with other Committees, depending on relevance, scope and other factors.

Board of Directors: Our Global Responsibility strategy is subject to Board oversight. For additional details regarding our Board’s ESG Committee, please see page 15.

Executive Committee: Provides executive direction and ensures integration of Global Responsibility goals across functional and regional strategies.

Global Responsibility Steering Committees and Working Groups: Leaders representing business functions, regions and markets meet regularly to form cross-functional and project-specific groups to drive accountability, ownership, and integration of Global Responsibility initiatives.

Global Responsibility Report and ESG Index

Herbalife Nutrition is committed to continue to report on our Global Responsibility programs, progress, metrics, and policies. In addition to our first Global Responsibility Report, which was issued in 2021, we also make metrics available through our ESG Index, updated annually.

Our ESG Index and Global Responsibility Report are prepared in accordance with the Global Reporting Initiative and the Sustainability Accounting Standards Board, and can be found on our corporate website at www.IAmHerbalifeNutrition.com. The content on this website, including the ESG Index and Global Responsibility Report, is not incorporated by reference into this Proxy Statement.

Herbalife Nutrition Foundation

Established in 1994, the Herbalife Nutrition Foundation (HNF) is a public charity. Its mission is to improve the lives of children and communities around the globe. In 2021, HNF funded 167 community-based Casa Herbalife Nutrition partners in 59 countries, reaching more than 200,000 people in need. HNF may choose to join Herbalife Nutrition in some charitable initiatives where mission and goals are aligned.

Corporate governance	9

Compensation to directors

Each non-management director receives annual cash fees for service on the Board and committees* as follows:

Board service	$100,000 per year

Audit committee service	Member - $10,000 per year Chair - $20,000 per year

Compensation committee service	Member - $10,000 per year Chair - $15,000 per year

Nominating and corporate governance committee service	Member - $10,000 per year Chair - $15,000 per year

ESG committee service	Member - $10,000 per year Chair - $15,000 per year

*	Chairs receive chair fees in addition to member fees. For example, the chair of the audit committee receives an aggregate fee of $30,000 for his or her services on the committee.

The Lead Director also receives an annual fee of $25,000 per year for additional services provided in that capacity.

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Non-management directors also receive an annual equity grant pursuant to the Herbalife Ltd. 2014 Stock Incentive Plan, as it may be amended from time to time, or the 2014 Plan, in the form of restricted stock units, or RSUs, with a grant date fair value of $135,000 (rounded down to the nearest whole unit) that vest annually. The board equity grants made in May 2021, or the 2021 Board RSU Grants, are scheduled to vest on April 15, 2022.

The Lead Director also receives an equity grant in the form of RSUs with a grant date fair value of $25,000 (rounded down to the nearest whole unit) per each year of his or her two-year term, which vests annually the following year. The current Lead Director, Mr. LeFevre, who was appointed Lead Director effective July 1, 2021, received a 75% pro-rated Lead Director equity grant, totaling a grant date fair value of $18,750 (rounded down to the nearest whole unit), in August 2021. Mr. LeFevre’s lead director equity grant is scheduled to vest on April 15, 2022.

Ms. Otero, who served as Lead Director from January 3, 2021 until July 1, 2021, received a Lead Director equity grant in May 2021 at the time of the 2021 Board RSU Grants. In July 2021, when Mr. LeFevre became Lead Director, half of Ms. Otero’s Lead Director equity grant was forfeited, while the remainder is scheduled to vest on April 15, 2022 in recognition of her approximately six-month service as Lead Director.

The compensation disclosed in the 2021 Director Compensation table below for Mr. Tartol and Mr. Mendoza includes other compensation, unrelated to their services as directors. Specifically, in addition to their director compensation, the table below includes each of Mr. Tartol’s and Mr. Mendoza’s respective earnings as top distributors of Herbalife Nutrition products under the Company’s Marketing Plan.

The Company may also reimburse our directors for their respective travel, lodging and related expenses associated with travel to and attendance at Board or Board committee meetings, as well as reasonable costs in connection with attending director continuing education programs in accordance with the Company’s applicable orientation and continuing education policy.

10	Corporate governance

The following table summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2021, which includes: (1) compensation paid to directors for their services on the Board and the Board’s committees, (2) payments made to directors for any services provided at Company events, such as Extravaganzas, and (3) payments made to independent distributors of Herbalife Nutrition products in accordance with the Company’s Marketing Plan.

2021 Director compensation table

Name	Fees earned or paid in cash ($)	Equity awards ($)(1)		All other compensation ($)		Total ($)
Richard H. Carmona	128,116	134,994		25,000	(2)	288,110
Jonathan Christodoro(3)	—	—		—		—
Hunter C. Gary(3)	—	—		—		—
Nicholas Graziano(3)	—	—		—		—
Kevin M. Jones(4)	90,976	157,476		—		248,452
Sophie L’Hélias(4)	107,851	157,476		—		265,327
Alan W. LeFevre	142,446	153,740	(5)	—		296,186
Jesse A. Lynn(3)	—	—		—		—
Juan Miguel Mendoza(6)	100,000	134,994		1,758,274	(6)(7)	1,993,268
Michael Montelongo(8)	45,262	—		—		45,262
Don Mulligan(4)	107,726	157,476		—		265,202
James L. Nelson(3)	—	—		—		—
Maria Otero	153,981	159,957	(9)	—		313,938
Margarita Paláu-Hernández(8)	43,280	—		—		43,280
John Tartol(6)	100,000	134,994		1,693,315	(6)(10)	1,928,309

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. See Note 9 to the to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(2)	Amount represents fees for speaking at Herbalife Nutrition events.

(3)	Messrs. Christodoro, Gary, Graziano, Lynn and Nelson resigned from the Board effective January 3, 2021.

(4)	Messrs. Jones and Mulligan and Ms. L’Hélias were appointed to the Board on February 26, 2021. Equity award amount includes the 2021 annual director equity grant and a prorated portion of annual director equity grant based on service from such appointment date through May 2021.

(5)	Mr. LeFevre was appointed Lead Director on July 1, 2021. Amount includes the 2021 annual director equity grant and a prorated 2021 Lead Director equity grant.

(6)	All independent distributors of Herbalife Nutrition products, including Messrs. Mendoza and Tartol, are eligible to receive income under the Company’s Marketing Plan as a result of their activities as distributors. Under the Company’s Marketing Plan, Herbalife Nutrition Members may earn profits by purchasing products at wholesale prices, discounted depending on the Member’s level within our Marketing Plan, and reselling those products at prices they establish for themselves to generate retail profit. Second, Herbalife Nutrition Members who sponsor other Members and establish, maintain, coach, and train their own sales organizations may earn commissions on the sales of their organization. Both Mr. Mendoza and Mr. Tartol would have received this income irrespective of their services on the Board. Neither Mr. Mendoza nor Mr. Tartol receive any preferential treatment or payments under the Company’s Marketing Plan.

(7)	Amount includes $30,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,728,274 in income earned as a top distributor of Herbalife Nutrition products. See note 6 above.

(8)	Mr. Montelongo and Ms. Paláu-Hernández did not stand for re-election to the Company’s Board of Directors at the Company’s 2021 Annual General Meeting of Shareholders.

Corporate governance	11

(9)	Ms. Otero served as the Board’s Lead Director from January 3, 2021 through July 1, 2021. Amount reflects the 2021 annual director equity grant and Lead Director equity grant. Upon the transition from Lead Director in July 2021, half of such Lead Director equity grant was forfeited.

(10)	Amount includes $20,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,673,315 in income earned as a top distributor of Herbalife Nutrition products. See note 6 above.

The table below summarizes the equity-based awards held by non-management directors who served on the Company’s Board of Directors in 2021, as of December 31, 2021.

Name	Stock Unit Awards
	Number of Shares or units of stock that have not vested (#)		Market value of Shares or units of stock that have not vested(1) ($)
Richard H. Carmona	2,720		111,330
Jonathan Christodoro(2)	—		—
Hunter C. Gary(2)	—		—
Nicholas Graziano(2)	—		—
Kevin M. Jones	3,173		129,871
Sophie L’Hélias	3,173		129,871
Alan W. LeFevre	3,114	(3)	127,456
Jesse Lynn(2)	—		—
Juan Miguel Mendoza	2,720		111,330
Michael Montelongo(2)	—		—
Don Mulligan	3,173		129,871
James L. Nelson(2)	—		—
Maria Otero	2,971	(4)	121,603
Margarita Paláu-Hernández(2)	—		—
John Tartol	2,720		111,330

(1)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2021 of $40.93.

(2)	Former member of the Board.

(3)	Following Mr. LeFevre’s appointment as Lead Director in July 2021, Mr. Lefevre received a pro-rated Lead Director equity grant granted in August 2021 in the amount of 394 RSUs.

(4)	Ms. Otero served as Lead Director from January 3, 2021 through July 1, 2021. Ms. Otero received a Lead Director equity grant in May 2021 of 503 RSUs. Upon the Lead Director transition in July 2021, half of such Lead Director equity grant, equaling 252 RSUs, was forfeited while the remaining 251 RSUs are subject to vest April 15, 2022.

Share ownership guidelines

The Company has adopted share ownership guidelines applicable to each named executive officer and non-management director to encourage each person to acquire a meaningful ownership stake in the Company over time by retaining financial interest in our common shares. Our CEO is encouraged to acquire and hold Common Shares with an aggregate value equal to five times his base salary within five years of his CEO appointment. Our other named executive officers are encouraged to acquire and hold Common Shares with an aggregate value equal to two times their respective base salaries within five years following their respective designation as a named executive officer.

Each non-management director is encouraged to hold Common Shares with an aggregate value equal to five times such director’s annual retainer within five years of such director’s appointment or election to the Board of Directors.

As of the date of this Proxy Statement, all non-management directors and current named executive officers are in compliance with the current guidelines.

12	Corporate governance

Shareholder outreach

We value the viewpoint of all investors and have actively engaged with shareholders to better understand their perspectives, and strongly consider their feedback when evaluating our governance provisions and practices.

Since the 2021 Annual General Meeting of Shareholders, we engaged with a number of shareholders to initiate new, and deepen existing, relationships with our investor base. We reached out to top Herbalife Nutrition shareholders that, in the aggregate, owned in excess of 57% of our outstanding Common Shares, and covered various governance topics including Board composition and compensation, risk oversight, shareholder rights and environmental & social initiatives across the Company. In aggregate, we had discussions with investors who hold approximately 33% of outstanding Common Shares.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management or independent directors as a group or individual directors, including the Chair or Lead Director in such capacity, may do so by writing to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com, indicating to whose attention the communication should be directed. The Office of the Corporate Secretary of the Company reviews and logs all such correspondence and forwards to members of the Board of Directors a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Director orientation and continuing education

Herbalife Nutrition is in the business of providing health and wellness products to consumers in 95 countries and territories through our direct-selling business model. As part of our onboarding process, we introduce new directors to our company with an overview of our business through a review of background and reference materials, meetings with senior management and their direct reports, and, where feasible, tours of manufacturing facilities and nutrition clubs. Our comprehensive orientation sessions are designed to provide new directors a thorough understanding of their fiduciary duties and familiarize them with the Company’s business and strategic plans, significant financial matters, risk management approach, compliance and ethics programs, corporate governance practices, and other key policies and practices. These orientation sessions allow new directors to begin making contributions to the Board at the start of their service.

The Company also provides, on an ongoing basis, additional opportunities for directors to further familiarize themselves with the Company’s business, finances and operations, which may include, among other things, presentations from members of management of the Company and visits to Herbalife Nutrition Members events, such as Extravaganzas and Herbalife Honors. Additionally, we encourage our directors to participate in external continuing director education programs, and provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

Committees of the Board

Our Board of Directors has an audit committee, nominating and corporate governance committee, compensation committee, and ESG committee. Our Board of Directors has adopted a written charter for each of these committees, and the charters for current committees are available on the Company’s website at https://ir.herbalife.com/corporate-governance, and in print to any shareholder who requests it as set forth under Part 7 —“Annual report, financial and additional information”.

Corporate governance	13

Current committee memberships

Directors(1)	Audit(2)	Compensation(3)	Nominating and Corporate Governance	ESG(4)
Richard H. Carmona †			Chair
Kevin M. Jones †		●
Sophie L’Hélias †	●			Chair
Alan W. LeFevre * †	●		●
Don Mulligan * †	Chair	●
Maria Otero †		Chair	●	●
Dr. John Agwunobi				●

* Audit Committee “financial expert”                 † Independent                 • Member

(1)	In connection with the termination of the Support Agreement, Messrs. Christodoro, Gary, Graziano, Lynn and Nelson resigned from the Board and all of its committees effective January 3, 2021. For additional details regarding the Support Agreement, please see page 4.

(2)	Mr. Montelongo and Ms. Paláu-Hernández served on the committee until April 28, 2021. Ms. L’Hélias and Mr. Mulligan were appointed to the audit committee on April 28, 2021. Mr. Mulligan assumed responsibilities as chair of the audit committee on July 1, 2021. Each member who currently serves on the audit committee, or served on the committee during 2021, is or was financially literate and met the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board determined each of Messrs. Mulligan and LeFevre as an “Audit Committee financial expert” as such term is defined in SEC rules and regulations.

(3)	Ms. Paláu-Hernández and Dr. Carmona served on the committee until April 28, 2021. Messrs. Jones and Mulligan were appointed to the compensation committee on April 28, 2021. Each member who currently serves on the compensation committee, or served on the compensation committee during 2021, is or was (a) independent under the listing standards of the NYSE, including the heightened standards applicable to members of a listed company’s compensation committee, and (b) a “nonemployee director” under Rule 16b-3 of the Exchange Act.

(4)	Mr. Montelongo and Ms. Paláu-Hernández both served on the ESG committee until April 28, 2021. Mmes. L’Hélias and Otero were appointed to the ESG committee on April 28, 2021 with Ms. L’Hélias serving as its chair starting from such date.

Audit committee

The audit committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements.	Meetings Held in 2021: 6

The principal duties of the audit committee include the following:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function;

•	monitoring compliance with legal and regulatory requirements and performance of the Company’s ethics and compliance program; and

•

reviewing the Company’s framework and guidelines with respect to risk assessment and risk management, including the Company’s enterprise risk management program and risks and practices related to cyber security, privacy and product safety matters.

Compensation committee

The compensation committee discharges the Board’s responsibilities related to the compensation of our executives and directors, and provides general oversight of our compensation structure, including our equity compensation plans and benefits programs.	Meetings Held in 2021: 5

14	Corporate governance

The principal duties of the compensation committee include the following:

•	overseeing and approving compensation policies and programs, and administering existing incentive compensation plans and equity-based plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	evaluating the performance of the CEO and recommending the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	evaluating the performance of executive officers and, considering the CEO’s recommendations, setting the compensation level for such executive officers;

•	reviewing the compensation of directors, and making recommendations to the Board;

•	overseeing management succession planning processes; and

•	overseeing the Company’s response to regulatory developments affecting executive compensation.

Nominating and corporate governance committee

The nominating and corporate governance committee oversees, and represents and assists the Board in fulfilling its responsibilities relating to, our corporate governance, and director nominations and elections.	Meetings Held in 2021: 9

The principal duties of the nominating and corporate governance committee include the following:

•

recommending to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings of shareholders and to fill vacancies that occur between annual general meetings; and

•	reviewing and making recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

ESG committee

The ESG committee assists the Board in discharging its oversight responsibility relating to the Company’s significant environmental, social and related governance activities and practices, including policies, programs and practices, strategy, stakeholder engagement and risks.	Meetings Held in 2021: 4

The principal duties of the ESG committee include the following:

•	recommending to the Board on the Company’s environmental and social sustainability strategy, programs, policies and investments that support the Company’s overall business strategy;

•

overseeing the review and evaluation of risks and opportunities related to environmental and social sustainability topics that may arise in connection with the Company’s activities and advising the Board on such risks and opportunities in coordination with the Board’s other committees; and

•	reviewing and discussing with management the Company’s public disclosures and communication strategies with investors and other stakeholders regarding such topics.

Compensation committee interlocks and insider participation

During the fiscal year ended December 31, 2021, Dr. Carmona and Messrs. Gary, Graziano, Jones and Mulligan and Mmes. Otero and Paláu-Hernández served on the compensation committee of the Board. During the fiscal year ended December 31, 2021, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

None of our executive officers currently serves, or during the fiscal year ended December 31, 2021 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Corporate governance	15

Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

The Articles presently provide for not less than one nor more than 15 directors. The Board of Directors has, by resolution, presently fixed the number of directors at 9, and there is currently a full complement of 9 members of the Board. There are 10 Board nominees recommended for election at the Annual Meeting. The number of directors will be increased to 10 if the 10 director nominees are elected at the Annual Meeting. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of John O. Agwunobi, Richard H. Carmona, Michael O. Johnson, Kevin M. Jones, Sophie L’Hélias, Alan W. LeFevre, Juan Miguel Mendoza, Don Mulligan, Maria Otero, and John Tartol for election as directors to serve one-year terms expiring at the 2023 annual general meeting. Considering his prior service with the Company as chair and chief executive officer, Mr. Johnson was identified and recruited by members of the nominating and corporate governance committee. Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of directors to be elected). The election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed herein. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 10. Although the Board does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed hereunder. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition, as well as the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are discussed in the Company’s Principles of Corporate Governance, available on the Company’s website at https://ir.herbalife.com/corporate-governance, include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experiences that the Board will find valuable in the future, given the Company’s current needs and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board as a group in areas including professional experience, geography, race, gender, ethnicity and age. This periodic assessment of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

16	Proposals to be voted on at the meeting

In identifying and recruiting director candidates through a combination of internal referrals, from both management and members of the Board, and third-party executive search firms, the nominating and corporate governance committee may establish specific skills and experiences that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the nominating and corporate governance committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. We believe that our director nominees represent an effective mix of skills, experiences, diversity and perspectives, including gender and ethnic/racial diversity.

Additionally, the nominating and corporate governance committee believes it is important that the viewpoints of independent distributors of Herbalife Nutrition products are represented on the Board. As of the date of this Proxy Statement, two independent distributors of Herbalife Nutrition products sit on the Board: Messrs. Mendoza and Tartol.

The nominating and corporate governance committee will consider director candidates recommended by shareholders under the same criteria and processes outlined above. A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Articles should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under Part 7 — “Shareholder nominations.”

Director skills and experience

The following summarizes the qualifications and experiences identified by the Nominating and Corporate Governance Committee as being relevant to the Company’s business and structure, and important in creating a diverse and well-rounded Board, as reflected by the current slate of nominees:

•	Executive officer of a public company

•	Direct sales, multi-level marketing or consumer packaged goods

•	Public policy, diplomatic relations or governmental agencies

•	Technology or cybersecurity

•	ESG and CSR

•	Sales and marketing

The below reflects: (1) the tenure of our non-employee director nominees and (2) the racial/ethnic and gender diversity of our director nominees:

1

Calculation reflects number of years of service of Michael O. Johnson before his departure from Herbalife Nutrition Ltd. If prior years of service were not included, average tenure would be 5.11 years.

Proposals to be voted on at the meeting	17

Set forth below is biographical information about the 10 nominees standing for election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Nominees for election as directors

Dr. John O. Agwunobi Chairman and Chief Executive Officer Age 57 Director since 2020

Dr. Agwunobi currently serves as the Company’s Chairman and Chief Executive Officer and has held such positions since April 29, 2020 and March 30, 2020, respectively. He previously served as the Company’s Chief Health and Nutrition Officer from February 2016 to March 2020, and assumed the additional role of Co-President from February 2018 to March 2020. Prior to joining the Company, from April 2014 to February 2016, Dr. Agwunobi advised a number of privately-held companies and, from September 2007 to April 2014, served as Senior Vice President and President, Health and Wellness for Walmart Stores, Inc. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. Dr. Agwunobi is currently a director at the U.S. African Development Foundation.

Other Public Board Memberships: bluebird bio (since June 2017).

Previous Public Board Memberships (Past Five Years): Magellan Health Services, Inc. (from December 2014 to June 2019).

Director Qualifications: Dr. Agwunobi has an extensive professional background focused on health and wellness, including his service as Assistant Secretary of Health for the U.S. Department of Health and Human Services, his executive experience with the Company, as well as his prior experience as a physician and public health official. Having the Company’s CEO serve as a director also provides an open channel of communication between the Board and management.

Dr. Richard H. Carmona Independent Director Age 72 Director since 2013

Dr. Carmona has served as Chief of Health Innovations of Canyon Ranch, a life-enhancement company, since August 2017. He previously served as Vice Chairman of Canyon Ranch, Chief Executive Officer of the Canyon Ranch Health division, and the president of the nonprofit Canyon Ranch Institute, from October 2006 until August 2017. Dr. Carmona is also a Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces.

Other Public Board Memberships: McKesson Corporation (since September 2021); Better Therapeutics (since November 2017, and which went public October 2021); and Clorox Company (since February 2007).

Previous Public Board Memberships (Past Five Years): Dr. Carmona retired from the board of directors of Axon Enterprise Inc. (formerly Taser International), effective the date of Axon’s next annual shareholder meeting, which is expected to occur in late May 2022. He will have served on the board of Axon Enterprise from March 2007 to May 2022.

Director Qualifications: Dr. Carmona’s experience as the Surgeon General of the United States, extensive background in public health, including as CEO of a hospital and healthcare system, and service on other public company boards bring valuable and significant insight to the Board.

18	Proposals to be voted on at the meeting

Michael O. Johnson Age 67 Director Nominee

Mr. Johnson previously served as Chairman of the Company and held this position from 2007 to April 2020. He also previously served as Chief Executive Officer of the Company and held such position from January 2019 to March 2020 . He previously served as the Company’s Executive Chairman from June 2017 until January 2019 and as the Company’s Chief Executive Officer from April 2003 until May 2017. Prior to joining the Company, Mr. Johnson spent 17 years with The Walt Disney Company, where he served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): Herbalife Nutrition Ltd. (from April 2003 to April 2020).

Director Qualifications: Mr. Johnson’s qualifications to serve on our Board include his 15 years of experience as our Chief Executive Officer, his 13 years of experience as our Chairman of the Board, and his significant experience in international business matters.

Kevin M. Jones Independent Director Age 53 Director since 2021

Mr. Jones has served as the Chief Executive Officer of Rackspace Technology, Inc., a cloud computing company, since April 2019. Prior to joining Rackspace Technology, Mr. Jones served as Chief Executive Officer of MV Transportation, Inc., a passenger transportation contracting service, since October 2017. From April 2017 until October 2017, Mr. Jones served as Senior Vice President and General Manager of Americas at DXC Technology Company, a multinational end-to-end IT services and solutions company. Mr. Jones served as Senior Vice President and General Manager at Hewlett Packard Enterprise Company from August 2014 until March 2017 and as the Chief Customer and Sales Officer for Dell Services at Dell Inc. from 2011 until 2014. Before joining Dell, Mr. Jones held various leadership roles at Hewlett Packard and Electronic Data Systems. Mr. Jones is on the board of CareerBuilder, an Apollo Global Management portfolio company. Mr. Jones holds a Bachelor’s degree from James Madison University and is a Certified Management Accountant.

Other Public Board Membership: Rackspace Technology (since April 2019).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Jones is an accomplished business leader with 30 years of technology services experience and a track record in leading business transformations.

Proposals to be voted on at the meeting	19

Sophie L’Hélias Independent Director Age 58 Director since 2021

Ms. L’Hélias is the President and Founder of LeaderXXchange, a purpose-driven firm that advises and promotes diversity and sustainability in governance, leadership and investment. She is co-founder of the International Corporate Governance Network (ICGN) and served as an advisor to the UN Global Compact’s Blueprint for SDG Leadership. Ms. L’Hélias is Chair of the Board of Suez SA, a utility company in environmental services, and a non-executive director on the Board of Africa50, a development impact infrastructure fund, Agence France-Locale, a community lending financial institution, and Echiquier Positive Impact fund. She is a Fellow at The Conference Board ESG Center in New York, serves on the Advisory Board of the Hawkamah Governance Institute in Dubai, the Board of the ECGI in Brussels and is a member of the Haut Comite de Gouvernement d’Entreprise (HCGE) in France. Ms. L’Helias holds an MBA from INSEAD; a Master of Laws (LLM) from the University of Pennsylvania, Law School; Master of Laws from the Université Paris I, Panthéon-Sorbonne Law School; and a law degree from the University of Saarbrucken, European Law Institute.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): Kering SA (Euronext Paris-listed) (from April 2016 to March 2022).

Director Qualifications: Ms. L’Hélias is an experienced and accomplished international business, corporate governance and ESG expert with deep knowledge of financial markets, ESG, corporate governance and investor sentiment.

Alan W. LeFevre Independent Director Age 62 Director since 2018

Mr. LeFevre is the former Executive Vice President – Finance and Chief Financial Officer for Jarden Corporation, a leading provider of consumer products with a portfolio of over 120 brands sold globally, a position he held from June 2014 to April 2016. Prior to Jarden, from February 1997 to June 2014, Mr. LeFevre worked for Jarden Consumer Solutions, a subsidiary of Jarden and formerly the Sunbeam Corporation, a manufacturer of home appliances, including from April 2002 until June 2014, as the Executive Vice President of Operations and Chief Financial Officer, where he led the Supply Chain, Manufacturing, Sourcing, Engineering, and Information Technology groups for JCS, and oversaw accounting and finance. From February 1997 to April 2002, Mr. LeFevre held positions of increasing responsibilities within the same business unit. Mr. LeFevre started his career with Arthur Andersen & Co. in 1982. Mr. LeFevre graduated with distinction from Valparaiso University with a Bachelor of Science in Business Administration degree and was a certified public accountant.

Other Public Board Memberships: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. LeFevre brings significant finance and operations experience to the Board as a former chief financial officer of a public company and a former CPA with more than 30 years of experience

20	Proposals to be voted on at the meeting

Juan Miguel Mendoza Distributor Director Age 48 Director since 2018

Mr. Mendoza has been an independent Herbalife distributor for almost 29 years and a member of the Company’s Chairman’s Club since 2013. He has been active in training independent Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Mendoza’s almost 29 years of experience as an independent distributor of Herbalife Nutrition products bring a first-hand understanding of the function and specific needs of the drivers of the Company’s business. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 29-year period.

Don Mulligan Independent Director Age 61 Director since 2021

Mr. Mulligan served as Chief Financial Officer at General Mills, a multinational manufacturer and marketer of branded consumer foods, from 2007 to 2020. Mr. Mulligan previously held executive positions with General Mills from 2001 to 2007, including Vice President, Finance for the International division; Vice President, Finance for Operations and Technology; and Vice President, Treasurer. Prior to General Mills, Mr. Mulligan served as Chief Financial Officer, International, for the Pillsbury Company from 1999 to 2001, and held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada, from 1987 to 1998. Mr. Mulligan started his career with GTE Corporation in 1985. Mr. Mulligan earned his Bachelor of Arts from Duke University and his MBA from University of Michigan Graduate School of Business.

Other Public Board Membership: Energizer Holdings, Inc. (since April 2021); and Tennant Company (since 2009).

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Mr. Mulligan is a seasoned business builder with extensive experience as a Fortune 200 company CFO and public company director. He has worked extensively in Asia and Latin America and has cultivated strong relationships with institutional investors and the analyst community. Mr. Mulligan is a National Association of Corporate Directors Certified Director, and brings a strong track record of global expansion, talent development, capital structure evolution, risk management, business restructuring, investment oversight, M&A and corporate governance and social responsibility.

Proposals to be voted on at the meeting	21

Maria Otero Independent Director Age 71 Director since 2013

Ms. Otero currently serves on the board of Development Alternatives Inc. The first Latina undersecretary in the U.S. Department of State’s history, Ms. Otero served as Undersecretary of State for Democracy and Global Affairs and Undersecretary for Civilian Security, Democracy, and Human Rights under President Obama. During her time at the Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. Prior to serving the government, from 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. At Accion International, Ms. Otero chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the US Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. Ms. Otero has served on the boards of The Kresge Foundation since 2013, Bancosol, a Bolivian microfinance bank since 2015, the Smithsonian Institution National Portrait Gallery since 2016, and American University since 2021. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero was adjunct professor at Johns Hopkins School of Advanced International Studies (SAIS), Washington, DC from 1998 to 2008. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID. Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS), at the Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: Ms. Otero’s leadership experience and extensive background in public service, microfinance and board governance bring a wealth of expertise in public affairs, finance and government to the Board.

John Tartol Distributor Director Age 70 Director since 2005

Mr. Tartol has been an independent Herbalife distributor for 40 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other independent Herbalife Nutrition Members all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Nutrition Foundation. He has a Bachelor’s degree in finance from the University of Illinois.

Other Public Board Membership: None.

Previous Public Board Memberships (Past Five Years): None.

Director Qualifications: With over 40 years of experience as an independent distributor of Herbalife Nutrition products, Mr. Tartol brings a first-hand understanding of the function and specific needs of our independent Herbalife distributors. His tenure as a distributor also provides valuable insight into the Company’s growth and development over the 40-year period.

22	Proposals to be voted on at the meeting

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers

As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement.

Our executive compensation program is designed to pay for performance, and to attract and retain an accomplished executive team to lead the Company’s global success selling nutrition products that are regulated at varying levels in the 95 markets where we operate. The executive compensation program places strong emphasis on long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that provides executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are encouraged to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which promote retention and encourage our executives to achieve short-term financial goals.

At our 2021 annual general meeting of shareholders, our shareholders expressed continued support of our executive compensation program, with approximately 85% of votes cast in favor of the advisory vote proposal. When designing our 2021 executive compensation program, the compensation committee of the Board of Directors, or the Committee, considered, among other things, the Company’s growth, profit and non-financial objectives, benchmarking against market practices, the Company’s financial performance, incentives that reward shareholder value creation and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2023 annual general meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Proposals to be voted on at the meeting	23

Proposal 3: Ratification of the appointment of independent registered public accounting firm

The audit committee has selected PricewaterhouseCoopers, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Services provided to the Company and its subsidiaries by PwC in fiscal years 2021 and 2020 are described below under “Fees to independent registered public accounting firm for fiscal years 2021 and 2020”. Additional information regarding the audit committee is set forth in the “Audit committee report”.

The Articles do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to attend the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit committee report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and PwC. Management represented to the audit committee that the consolidated financial statements for fiscal year 2021 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2021 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC.

•	PwC also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and the audit committee has discussed with PwC the accounting firm’s independence. The audit committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, which have been filed with the SEC. The audit committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2022.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Don Mulligan (Chair)

Sophie L’Hélias

Alan W. LeFevre

24	Proposals to be voted on at the meeting

Fees to independent registered public accounting firm for fiscal years 2021 and 2020

The following fees were for services provided by PwC:

	2021	2020

Audit fees(1)	$7,645,000	$7,459,000

Audit-related fees(2)	$80,000	$120,000

Tax fees(3)	$2,274,000	$2,471,000

Total	$9,999,000	$10,050,000

(1)	Audit fees for 2021 and 2020 consist of fees for professional services rendered for the audit of the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2021 and December 31, 2020, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and comfort letters.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees”.

(3)	Tax fees were for tax compliance and tax guidance.

Pre-approval policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent registered public accounting firm have historically provided. Pursuant to those policies and procedures, the Company’s independent registered public accounting firm cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

Proposals to be voted on at the meeting	25

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2021 executive compensation program as it relates to our named executive officers, or NEOs:

John O. Agwunobi	Chairman and Chief Executive Officer

John DeSimone	President

Alexander Amezquita	Chief Financial Officer

Alan Hoffman	Executive Vice President, Global Corporate Affairs

Mark Schissel	Chief Operating Officer(1)

David Pezzullo	Senior Operations Advisor (Former Chief Operating Officer)(2)

(1)	Effective August 2, 2021, Mark Schissel became the Company’s Chief Operating Officer. Prior to August 2, 2021, Mr. Schissel served as the Company’s Executive Vice President, Worldwide Operations.

(2)	Effective August 2, 2021, as part of his planned retirement, Mr. Pezzullo stepped down from his position as the Chief Operating Officer and as an executive officer of the Company, and transitioned to a part-time position as the Company’s Senior Operations Advisor. Mr. Pezzullo is included as an NEO for 2021 pursuant to SEC’s Regulation S-K Item 402(a)(3)(iv) because his compensation would have been disclosed pursuant to Regulation S-K Item 402(a)(3)(iii) but for the fact that he was not serving as an executive officer as of December 31, 2021.

26	Executive compensation

Executive summary

Our Executive Compensation Structure

The following table generally summarizes the key elements of our executive compensation program in 2021:

Base Salary	Short-Term Incentives (Annual Incentive Plan)	Long-Term Equity-Based Incentives (PSUs and RSUs)
Fixed cash compensation for NEOs which is reflective of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.

Annual cash incentive designed to reward NEOs for achievement of challenging annual financial targets for the prior year.

For 2021, performance was evaluated against preset goals for the following financial metrics:

•  Operating Income (70%)

•  Volume Points (30%)

Long-Term equity incentives intended to align executives’ interests with those of long-term shareholders, motivate and reward strategic planning and future growth, and retention of successful NEOs.

•  75% in the form of performance share units (PSUs)

¡   Vests at the end of the three-year performance period (January 1, 2021 to December 31, 2023)

¡   Payout up to 200% of target shares

¡    Performance criteria 50% Local Currency Net Sales and 50% Adjusted EBIT

•  25% in the form of time-vesting restricted stock units (RSUs)

¡   Vests 20% each on the first and second anniversaries of grant date and 60% on the third anniversary of grant date.

Strategic accomplishments

The Company achieved the following key strategic accomplishments in 2021 that provided significant support for the Company’s continued growth and success. These include:

•	launching new products to help Herbalife Nutrition Members sell more to existing customers and attract new customers, with over 400 new SKUs launched in 2021;

•	continuing to leverage the existing technology platform and investing in new technologies in order to help Herbalife Nutrition Members better scale their businesses and improve the customer experience, including expanding our HN Grow application into additional countries and launch of our BizWorks Plus Mobile application;

•	continuing to support the global roll-out of daily consumption-based sales and marketing activities, such as Nutrition Clubs;

•	expanding our segmentation program which identifies Members specifically as Distributors or Preferred Members/Customers, which improves communication and promotes efficient business practices, which was launched in 20 additional markets in 2021;

•	leveraging customer transaction data in order to power our Members with valuable insights about their organizations and customers;

•	initiating our global transformation program which will realign the Company and its employees to better support distributors and their customers, as well as invest in technology for the future; and

•	launching our inaugural Global Responsibility Report, which highlights the Company’s Global Responsibility and ESG practices and efforts.

Executive compensation	27

Compensation program that aligns pay and performance

Our executive compensation program is designed to pay for performance, and to attract and retain an accomplished executive team to lead the Company’s global success selling nutrition products. The compensation program places strong emphasis on actions that create long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if key targets that drive shareholder value are not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are incentivized to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve annual financial goals. The Committee has the responsibility for establishing, developing and implementing these programs while ensuring against excessive level of risk-taking by the Company’s executives.

The direct compensation of our NEOs in 2021 consisted of base salary, annual cash incentives, and grants of equity in the form of performance share units, or PSUs, and time-vesting restricted share units, or RSUs. To create and reinforce a “pay for performance” philosophy and culture, and increase alignment with the expectations of investors in the Company, the annual cash incentives and equity components of compensation comprise the vast majority of the total compensation of our NEOs. In setting target compensation, the Committee annually reviews and assesses the total compensation opportunity for each NEO primarily against comparable executives within the list of comparator companies selected by the Committee to serve as a market benchmark, along with other comparative factors such as scope and responsibilities of a given executive role. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable pay versus base salary increases with the ability of the executive to influence overall Company performance.

For 2021, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was between 64% to 85% for our NEOs who were executive officers as of December 31, 2021. As reflected under the “2021 summary compensation table”, actual compensation paid provided in the form of such incentives was between 66% to 86% of total compensation for NEOs who were executive officers as of December 31, 2021.*

*	Percentages may not total 100% due to rounding. Compensation for Mr. Pezzullo, who was no longer an executive officer effective August 2, 2021, is not included.

Grants to our executive officers pursuant to our long-term incentive program generally consist of PSUs (~75% of equity value) and RSUs (~25% of equity value). With this allocation of equity awards, the Company’s executive compensation program retains its most effective feature, its direct emphasis on multi-year performance. This aligns executive pay with the Company’s sustained performance over several years, while also aligning the interests of NEOs with our shareholders through share ownership.

The NEOs each received PSUs and RSUs in February 2021 as part of their long-term incentive award granted in the ordinary course. Mr. Amezquita received an additional equity grant of 25% RSUs and 75% PSUs in March 2021 as part of a subsequent adjustment following his transition to CFO in November 2020, and Mr. Schissel received an additional equity grant of 100% PSUs when he transitioned to the Chief Operating Officer role and the executive team in August 2021.

28	Executive compensation

The use of PSUs accomplishes the following goals:

•	increase alignment of equity compensation with shareholder value;

•	reward management for accelerating the Company’s growth;
•	align executives with long-term interests of all stakeholders through share ownership (provided the PSUs are earned);

•	broaden performance focus and accountability of our NEOs; and

•	require sustained operating performance for PSUs to be earned.

Additionally, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives that are aligned with the interests of our shareholders:

Things we do	Things we don’t do

Our executive compensation program is simple in design and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture and a keen focus on profitability, as well as retaining key executives. These guidelines include:

☑  linking a significant majority of the incentive opportunity available to our NEOs to long-term growth in stakeholder value;

☑  incorporating performance measures related to creating stakeholder value to trigger the vesting of annual PSU equity awards for all NEOs;

☑  designing annual incentive awards that only vest to the extent key financial performance goals of profitable and efficient business growth are achieved;

☑  imposing caps on awards payable to each NEO under our annual incentive plan;

☑  annually reviewing current public data regarding the Herbalife Nutrition Peer Group when compensation decisions are made;

☑  adopting compensation “clawbacks” that apply to our Section 16 officers in the event of a financial misstatement per the Company’s clawback policy; and

☑  encouraging our NEOs to hold Common Shares with an aggregate value equal to five times base salary for our CEO, or two times base salary for our other NEOs, to align interests with the long-term interests of all stakeholders.

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

☒  we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

☒  we do not re-price or back-date equity awards;

☒  we do not issue equity awards with below market exercise prices;

☒  we do not provide supplemental retirement benefits;

☒  we do not provide excise tax gross ups to our NEOs;

☒  we do not encourage excessive or imprudent risk-taking;

☒  we do not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement; and

☒  we do not permit employees to hedge, pledge, short sell or engage in derivative transactions of our Common Shares.

Say on pay

At our 2021 annual general meeting of shareholders, our shareholders demonstrated their continued support of our executive compensation program, with approximately 85% of votes cast in favor of the advisory “say on pay” vote proposal. We believe this vote reflects continued support for our executive compensation program structure, which focuses on optimizing (a) incentives and metrics that result in the greatest degree of alignment with all stakeholder interests, and (b) recruitment, engagement, motivation and retention of executives. Additionally, through our meetings with shareholders, our investors expressed continued support for our executive compensation program. Accordingly, no changes were made to our executive compensation program in response to the 2021 say-on-pay vote. We continue to consider the results from our advisory votes on executive compensation, as well as feedback received throughout the year, and evaluate our program to find ways we can further align management incentives with the interests of our shareholders, our distributors and our employees, which we view to be essential to our long-term success.

Executive compensation	29

Executive compensation program objectives

As a global nutrition business, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. We manufactured approximately 60% of our own inner nutrition products that were sold worldwide, and generated approximately 76% of our net sales outside the United States for the year ended December 31, 2021. Our continued success depends on the leadership of a highly talented, adaptive and dedicated executive team. Our executive compensation program provides competitive rewards to our NEOs who contribute to our annual success in achieving growth in revenues and profitability, creating and growing a global network that provides customers with personalized nutrition solutions, as well as making strategic decisions that should lead to increasing returns to stakeholders over time.

The Committee believes that stakeholder interests are advanced when the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

Alignment of Executives’ and Long-Term Shareholders’ Interests. Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

•  In 2021, long-term incentive awards granted to NEOs consisted of 75% PSUs and 25% RSUs, other than Mr. Schissel’s promotional grant, as described below.

•  The Company has competitive share ownership guidelines.

•  PSUs and RSUs align executive rewards with the Company’s sustained long-term performance and shareholder value creation.

•  Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

Pay for Superior Performance. Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•  Superior performance expectations are built into performance targets and ranges of our incentive plans such that when incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

•  Our incentive plans are calibrated to deliver above-median compensation for meeting superior performance targets, and, in the case of PSUs, deriving value through increased shareholder value.

• The only way for our executives to earn above-target compensation is by exceeding financial and non-financial goals.

Balanced Incentives to Promote Sustainable Value-Creation. Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•  Annual incentive is paid in cash, based on achievement of annual financial performance targets.

•  PSUs awarded in 2021 are earned based on achievement of the following two metrics over a performance period from January 1, 2021 to December 31, 2023: Local Currency Net Sales and Adjusted EBIT.

•  A mix of cash and equity compensation is a competitive practice.

•  Paying a mix of cash and equity based on a “portfolio” of equity vehicles and performance metrics also helps balance risk within the pay program.

30	Executive compensation

Principle	Implication on HLF Program	Rationale

Focus on Performance-Based Incentives. A majority of total compensation is at-risk and tied to achievement of annual financial and non-financial performance goals and improvement in long-term stakeholder value.

•  75% of long-term incentives awarded in 2021 to our executives were performance-based and 25% were time-vesting equity.

•  Value of PSUs align with sustained long-term shareholder value and vesting requires achievement of performance goals that support our business.

•  Annual and long-term incentive plans use growth objectives and profit objectives. These plans are forward-looking and backward-looking, to provide ensure a comprehensive set of metrics are used to consider overall performance of the Company and our executive team.

Attract and Retain Talented Executives. The program must attract and encourage a long-term commitment from talented executives necessary to lead our global nutrition business and advance stakeholders’ interests in a manner consistent with our company value of operating with integrity and transparency.

•  Strong emphasis on long-term incentives and shareholder value creation.

•  Performance considerations reflect the Company’s values and strategy and an appropriate balance of risk and reward reflective of stakeholder interests.

•  Focus on long-term performance and shareholder value helps mitigate risk and encourages growth.

•  Operating with integrity and transparency is a key corporate value that is central to how we conduct our business and is reflective of our focus on all stakeholders.

Competitive Pay Opportunities. Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and enable us to attract and retain high-performing, highly employable executive talent with similar executive skills and capabilities.

•  Peer group reflects the market in which we reasonably compete for executive talent.

•  We reference both proxy-sourced market data from our peer group as well as general industry survey data from nationally recognized compensation surveys.

•  The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market, with target compensation for top executives positioned relative to market references based on a variety of factors, including individual performance, internal equity, succession planning and business strategy.

•  Overall, our executives are within a competitive range of market, with appropriate variance based on incumbent-specific characteristics.

•  The Company recruits high-performing executives with known track records in competitive, complex and global businesses.

•  To attract the talent the Company needs to lead its business, compensation opportunities must be attractive relative to similar opportunities at our peers.

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Elements of Compensation

The compensation and benefits program for our NEOs consists of and is designed to achieve the following:

Direct Compensation	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive that reflects job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward NEOs for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term equity-based incentives (PSUs and RSUs)

Provide incentives for NEOs to develop strategic plans, and make tactical decisions that will enhance stakeholder value, reward NEOs with participation in the creation of sustained long-term shareholder value and encourage successful NEOs to remain with the Company.

Indirect Compensation (benefits)
Retirement benefits	Encourage NEOs to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits

Enable each NEO to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.

Change in control benefits	Enable NEOs to focus on shareholder interests when considering strategic alternatives.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board in an executive session not attended by the CEO or any non-independent members of the Board.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described on page 41 under “Peer Group”, or the Herbalife Nutrition Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

32	Executive compensation

Base salaries

Base salaries for our NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Committee considers market data and positions target pay for the NEOs based on a number of factors, including experience and tenure of the executive, scope of responsibilities, business performance and individual performance.

The Committee generally reviews base salaries of our NEOs in February of each year. In its annual review of the base salaries for our NEOs in February 2021, the Committee determined to have the base salaries of our NEOs remain generally unchanged, other than Mr. Amezquita as described below. Mr. Schissel was not an executive officer and not subject to Committee review in February 2021, and received a merit increase as described below. The chart below shows the 2021 and 2020 base salaries for each NEO, and the rationale for any salary changes in 2021.

NEO	2020 Salary(1)	2021 Salary(1)		Rationale for 2021 Change

John O. Agwunobi	$900,000	$1,000,000	(2)	➢ Subsequent adjustment following transition to CEO

John DeSimone	$695,000	$695,000

Alexander Amezquita	$400,000	$500,000	(3)	➢ Subsequent adjustment following transition to CFO

Alan Hoffman	$637,570	$637,570

Mark Schissel	$463,500	$530,000	(4)	➢ Merit increase and Promotion to COO

David Pezzullo	$565,000	$282,500	(5)	➢ Transition to part-time position

(1)	Base salaries as of December 31, 2020 and December 31, 2021, as applicable.

(2)	Effective January 1, 2021, Dr. Agwunobi’s base salary increased from $900,000 to $1,000,000.

(3)	Effective March 1, 2021, Mr. Amezquita’s base salary increased from $400,000 to $500,000.

(4)	Effective March 1, 2021, Mr. Schissel, who was not an executive officer of the Company at the time, received a 3% merit increase, increasing his base salary from $463,500 to $477,405. Effective August 2, 2021, Mr. Schissel’s base salary increased from $477,405 to $530,000 in connection with his promotion to Chief Operating Officer.

(5)	Effective August 2, 2021, with his transition from Chief Operating Officer to a part-time position as the Company’s Senior Operations Advisor, Mr. Pezzullo’s base salary was reduced from $565,000 to $282,500.

Annual incentive awards & long-term incentive program

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our stakeholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget, align with Wall Street analysts and public investor expectations and require performance that is competitive with those of the Herbalife Nutrition Peer Group.

Incentive bonus awards are subject to approval by the Committee, and continuous employment through the date such bonus award payment is made.

Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide for payment of any incentive bonus award to a terminated employee, which award shall be paid at the time incentive bonus awards are paid to active employees.

The criteria used for 2021 consisted of targeted Volume Points, serving as a proxy for sales, and targeted Operating Income, subject to adjustments as discussed below, which we believe incentivizes our executives make decisions that improve our profitability.

Target incentives for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Nutrition Peer Group.

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The following table summarizes the target bonus and target bonus as a percentage of base salary for each of the NEOs:

	Bonus Eligible Base Salary(1)	Target Bonus
NEO		(% of Salary)(2)	$

John O. Agwunobi	$1,000,000	120%	$1,200,000

John DeSimone	$695,000	80%	$556,000

Alexander Amezquita	$483,836	58.7%	$283,836

Alan Hoffman	$637,570	60%	$382,542

Mark Schissel	$497,060	64.4%	$320,307

David Pezzullo	$447,356	75%	$335,517

(1)	Calculated using prorated salaries for Messrs. Amezquita, Schissel and Pezzullo due to salary changes during the year, as further outlined under “Base Salaries” above.

(2)	Calculated using prorated percentages for Messrs. Schissel and Amezquita. Prior to August 2, 2021, Mr. Schissel’s annual target bonus opportunity was 60%, and effective August 2, 2021, increased to 70%. Prior to March 1, 2021, Mr. Amezquita’s annual target bonus opportunity was 50%, and effective March 1, 2021, increased to 60%.

The following table summarizes the performance metrics, targets, weightings, actual performance and eligible payout percentages for the components of the 2021 annual incentive plan for our executive officers:

2021 Annual Incentive Plan Performance Metrics	Performance Metrics Weightings	2021 Target	2021 Results		2021 Results as a % of target	Payout as a % of Target	Weighted Payout
Operating income (millions)	70%	$772.1	$794.9	(1)	102.95%	136.85%	95.8%
Volume Points (millions)	30%	7,201	7,098		98.57%	85.72%	25.7%
						Total Payout Achieved:	121.5%

(1)	Operating Income presented as adjusted, as discussed below.

Bonuses are only awarded for results at or above 95% of the applicable target, with payouts capped at performance levels at and above 108% of the applicable target. Results below the 95% level would result in no payout, at the 95% level would result in a 50% payout as a percentage of applicable target, and at or above the maximum 108% level would result in a 200% payout as a percentage of applicable target. Bonuses are calculated utilizing linear interpolation for performance outcomes between levels. This bonus scale is designed to encourage realistic target-setting and prudent risk-taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance.

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our investors and what we believe is achievable at the time of the annual budget review process. The annual budget review for 2021 occurred in February 2021. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels.

For purposes of our annual incentive plan, the performance measures are defined and calculated as follows:

•

Volume Points are point values assigned to each of our products for use by the Company to determine an independent member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points are used by management as a proxy for sales trends because in general, excluding the impact of price changes, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales. Management evaluates each year our current approach to assigning and maintaining Volume Point value for

34	Executive compensation

certain products or markets in order to better align qualification thresholds across markets. Any changes to this approach may have an impact on the use of Volume Points as a proxy for sales trends in future periods. Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including without limitation currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

For 2021 annual incentive plan performance purposes, our Operating Income was calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, adjusting for: expenses related to legal accruals as described in the Company’s Form 10-K for the year ended December 31, 2021; COVID-19 expenses that are not expected to recur once the effects have largely receded; non-income tax assessments, recoveries, and credits related to tax contingencies for prior years; and expenses related to our transformation program. Our Operating Income was further adjusted, consistent with prior years, to include the following for bonus purposes: impact of changes in currency exchange rates; China grant income, and China growth program.

COVID-19 Adjustments to Operating Income. Non-recurring COVID-19 expenses in 2021 include temporary hazard pay to employees, personal protective equipment (PPE) provided to employees, penalties for non-performance of contracts, and lost deposits on event cancellations, the total of which adjustments to the 2021 Operating Income were approximately $13.8 million. Certain additional COVID-19 expenses incurred during 2021 were not excluded because the Company anticipates this will be a recurring expense, such as increased home delivery expenses.

Motivating Operating Income growth permits Volume Point growth to be achieved in a cost-effective manner so that cost efficiencies and productivity enhancements are pursued throughout the Company.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our NEOs to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our NEOs have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points and Operating Income. The Committee reviews and discusses the performance metrics and applicable weightings in approving the annual incentive award program each year to ensure it is providing the appropriate incentives.

The following table summarizes the results for bonus purposes under the 2021 annual incentive plan as compared to the results in the preceding three years:

	Results for Bonus Purposes								2021 Target
	2018		2019		2020		2021
Operating Income ($, millions)	703.2	(1)	660.8	(2)	797.9	(3)	794.9	(4)	772.1
Volume Points (millions)	5,861		6,069		6,926		7,098		7,201

(1)	Operating Income for 2018 was adjusted to exclude the impact of expenses relating to regulatory inquiries, China grant income, devaluation of the Venezuelan currency, impact from changes in currency exchange rates, and our China growth program.

(2)	Operating Income for 2019 was adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, Mexico VAT assessment, income related to finalization of insurance recoveries, impact from changes in currency exchange rates, and our China growth program.

(3)	Operating Income for 2020 was adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, impact from changes in currency exchange rates, COVID-19 expenses and our China growth program.

(4)	Operating Income for 2021 was adjusted to exclude expenses relating to legal accruals as described in the Company’s Form 10-K for the year ended December 31, 2021, China grant income, impact from changes in currency exchange rates, COVID-19 expenses that were not expected to recur once the effects have largely receded, our China growth program, non-income tax assessments, recoveries, and credits related to tax contingencies for prior years and expenses related to our transformation program. Operating Income for 2021 without any COVID-19 adjustments would be approximately $781.1 million.

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2021 Annual incentive plan payouts

The following table details the eligible payout percentage and the resulting payout for each of our NEOs.

	Bonus Eligible Base Salary(1)	Target Bonus		Actual Bonus
NEO		(% of Salary)(2)	$	$	(% of Target)(1)(2)

John O. Agwunobi	$1,000,000	120%	$1,200,000	$1,458,157	121.5%

John DeSimone	$695,000	80%	$556,000	$675,613	121.5%

Alexander Amezquita	$483,836	58.7%	$283,836	$344,897	121.5%

Alan Hoffman	$637,570	60%	$382,542	$464,839	121.5%

Mark Schissel	$497,060	64.4%	$320,307	$389,215	121.5%

David Pezzullo	$447,356	75%	$335,517	$407,697	121.5%

(1)	Calculated using prorated salaries for Messrs. Amezquita, Schissel and Pezzullo due to salary changes during the year, as further outlined under “Base Salaries” above.

(2)	Calculated using prorated percentages for Messrs. Schissel and Amezquita. Prior to August 2, 2021, Mr. Schissel’s annual target bonus opportunity was 60%, and effective August 2, 2021, increased to 70%. Prior to March 1, 2021, Mr. Amezquita’s annual target bonus opportunity was 50%, and effective March 1, 2021, increased to 60%.

Long-term incentive awards

Long-term incentive awards are designed to provide a link to long-term shareholder value through equity awards for our executives. Each year, the Committee determines the form of equity grant. Consistent with prior years, the majority of these equity awards are performance-based. With the exception of Mr. Schissel, who received a PSU grant in August 2021 in connection with his promotion to COO, the equity awards to NEOs are comprised of 75% PSUs and 25% RSUs. All equity awards are subject to our share ownership guidelines. An update regarding our 2021 progress against these guidelines is included on page 12 under “Share ownership guidelines”.

Additional details of the 2021 equity awards made to our NEOs can be found below and in the tabular disclosure below under “2021 Grants of plan-based awards” on page 44.

2021 Long-term incentive awards — annual grant program

NEO	PSU grant value(1)	Total PSUs awarded(2)	RSU grant value	Total RSUs awarded
John O. Agwunobi	$3,375,000	69,832	$1,125,000	23,277
John DeSimone	$1,687,500	34,916	$562,500	11,638
Alexander Amezquita	$450,000	9,380	$150,000	3,126
Alan Hoffman	$750,000	15,518	$250,000	5,172
Mark Schissel	$937,500	19,543	$162,500	3,362
David Pezzullo	$1,125,000	23,277	$375,000	7,759

(1)	The Committee approved the awards in February 2021, with the exception of the COO promotional grant to Mr. Schissel in August 2021, which such increase was approved by the Committee in April 2021 to be made in August 2021 following the promotion. All equity grants reflected in this table were made under the 2014 Plan. Grant values are set by the Committee and vary slightly from amounts set forth in the 2021 Summary Compensation Table due in part to rounding down to the nearest whole unit in calculating the number of units granted on the grant date.

(2)	Total PSUs are listed at target level of performance.

36	Executive compensation

Performance share units

In 2021, the Committee utilized PSUs as part of the Company’s long-term incentive program. All such PSUs awarded in 2021 will vest on December 31, 2023, subject to the Company’s achievement of the performance targets set by the Committee as measured over the three-year performance period beginning on January 1, 2021 and ending on December 31, 2023, subject further to continued Company service. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the financial and operating performance targets. These targets correspond to the Company’s long-range forecast and, in setting such targets, the Committee took into account the continued uncertainty caused by the COVID-19 pandemic and related impact on the Company’s business, anticipating such uncertainty to continue throughout 2021. The minimum number of PSUs that may become earned is zero. The maximum number of PSUs that may become earned and vested is 200% of the target PSU award granted to the participant.

The number of PSUs that will become earned upon vesting is based on achievement of performance targets for Local Currency Net Sales and Adjusted EBIT. Each of these metrics makes up one-half of the PSU award granted to the NEOs, and are defined as follows:

•	Local Currency Net Sales is the Company’s total reported net sales, adjusted in the same manner that the Company adjusts for public presentations and annual bonus purposes, including but not limited to adjustments for changes attributable to mergers, acquisitions, and divestitures not assumed in the long-range forecast, adjusted for variances caused by changes in accounting guidelines during the period, and adjusted to reflect currency rates assumed in the long-range forecast.

•	Adjusted EBIT is the Company’s earnings before interest or tax, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes, including but not limited to adjustments to eliminate the impact of changes in currency exchange rates; tax settlement cost or accruals (non-income tax) relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the long-range forecast; China grant income and associated China growth program expenses; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted;
and one-time costs related to internal restructuring transactions.

We believe that the grant of PSUs increases the alignment of equity compensation with shareholder value and reward our NEOs for accelerating the Company’s growth. Further, if PSUs are earned, the NEOs will be aligned with shareholders through share ownership. PSUs comprised 75% of the Company’s 2021 long-term incentive program for our NEOs, other than Mr. Schissel, as described above.

2019 PSU Results. Each of the NEOs, other than Mr. Amezquita who was not an executive officer at the time, were granted PSUs in February 2019, the vesting of which were subject to the Company’s achievement level for three performance metrics set by the Committee as measured over a three-year performance period beginning January 1, 2019 and ending December 31, 2021, subject further to continued Company service. Each metric made up one-third of the 2019 PSU award granted to such NEOs, comprised of: Local Currency Net Sales (as defined above), Adjusted EBIT (as defined above) and Adjusted EPS. Adjusted EPS, which was eliminated as a third metric for the Company’s PSU awards starting in 2020, is defined as the Company’s reported fully diluted earnings per share calculated according to U.S. GAAP, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes including but not limited to adjustments to exclude certain items that the Committee believes are not reflective of the Company’s ongoing performance. These items include variations in currency exchange rates; tax settlement cost or accruals relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not tied to our long-term strategic plan; China grant income and associated China growth program expenses; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; one-time costs related to internal restructuring transactions; valuation allowances for income tax and prior period tax settlement cost or accruals relating to income tax; changes in debt costs, capital structure and share count from the long-term strategic plan; non-cash interest costs relating to the Company’s convertible notes and prepaid forward share repurchase contract; and excess tax benefit related to share-based compensation exercises. Each metric is weighted equally to determine total payout and linear interpolation is used to determine the number of PSUs earned and vested for performance. In February 2022, following completion of the

Executive compensation	37

performance period, the Committee certified a final total payout for the 2019 PSU awards of 114.4% of target,

based on the below achievements during the 2019-2021 performance period:

2019 PSU Results

2019-2021 Performance Period

2019 PSU Performance Metrics	Performance Metrics Weightings(1)	Criteria Range	Performance Based Eligibility Range	Actual Achievement	Actual % Achievement	Actual % Payout
Local Currency Net Sales (in billions)	33.3%	< $15.231 – $19.462	0% – 200%	$16.619	98.2%	91.0%
Adjusted EBIT (in billions)	33.3%	<$2.026 – $2.702	0% – 200%	$2.299	102.1%	107.0%
Adjusted EPS	33.3%	<$8.859 – $11.812	0% – 200%	$11.18	113.6%	145.3%
Actual Total Payout:						114.4%

(1)	Does not total to 100% due to rounding.

Restricted stock units

The Committee incorporates RSUs as a component of long-term equity compensation to the executive officers in order to align the Company’s compensation program with general market practices and align executives with shareholders through share ownership. RSUs awarded to our NEOs in fiscal year 2021 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs comprised 25% of the Company’s 2021 long-term incentive program for our NEOs (other than Mr. Schissel, as described above).

Equity award grant policy

It is the Company’s policy to make annual equity grants to all eligible employees during an “open trading window”, which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. All equity awards made to our NEOs and other executives are made pursuant to this equity grant policy, which was approved by the Committee.

We encourage all Section 16 officers to utilize a Rule 10b5-1 trading plan when exercising or selling any of the Company’s equity.

Hedging

Because hedging transactions often result in the establishment of a short position in Company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, and all members of the Board from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives and directors from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Board has adopted a policy that enables it to clawback both cash and equity incentive compensation earned by our Section 16 Officers, and such other executives as determined by the Board. Specifically, in the event of a material restatement of the Company’s financial results, the Board may, among other things, recoup all or part of any compensation paid to an executive that was based upon the achievement of financial results that were subsequently restated. The 2014 Stock Incentive Plan provides that all awards made thereunder are subject to the Company’s clawback policies.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help the Company maintain a healthy, productive and focused workforce.

In addition, in fiscal year 2021, our NEOs were eligible to participate in the following executive benefits and perquisites:

•

Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “Non-Qualified Deferred Compensation Plans” on page 48. We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match

38	Executive compensation

on the first 3% of employee deferral at 100%. On the next 3% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $19,500 plus an additional $6,500 if over the age of 50. Employer matching contributions vest 100% after two years of service.

•	Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad-based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S.-based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $1,500,000 to our executives and up to $1,000,000 to all other eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

The Company does not provide perquisites to executive officers that are not provided to other employees, other than the spousal travel reimbursement, which we provide to support important business objectives. Building strong relations with Herbalife Nutrition Members is critical to our business. We host worldwide Member events to continue to strengthen our relations with Herbalife Nutrition Members and encourage our senior executives to invite their spouses or partners, as the case may be, to attend certain international Member events to help foster and build relationships with Herbalife Nutrition Members and their spouses or partners. Beginning August 2018, we reimburse senior executives for authorized travel expenses of an accompanying spouse or partner to Member events, including any related tax impact, in support of the Company’s business. Due to the ongoing COVID-19 pandemic, no in-person international Member events were held in 2021 and no reimbursements were made for fiscal year 2021.

Employment and severance agreements

Our NEOs participate in the Herbalife International of America, Inc. Executive Officer Severance Plan, or the Severance Plan, which provides for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. For additional details regarding the Severance Plan, please see “Potential Payments Upon Termination or Change in Control” on page 48.

Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. The Company requires a general release in connection with the individual separation agreements. We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The Company’s 2014 Stock Incentive Plan and equity compensation awards granted to the NEOs contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. Accelerated vesting of equity-based awards is generally triggered when a change in control event occurs and either the acquiring or surviving entity fails to assume or continue the stock-based award or the executive is involuntarily terminated, other than for disability, cause or gross misconduct, within a certain period of time after the effective date of the change of control event. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Nutrition Peer Group, the Committee believes that these benefits are customary among the Herbalife Nutrition Peer Group for executives in similar positions. Please refer to the discussion on page 48 under “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

The Company has provided these benefits to the NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. We believe the severance and change of control benefits strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our shareholders.

Mr. Schissel, prior to becoming Chief Operating Officer and an NEO, entered into a retention agreement with the Company effective April 6, 2020. As contemplated in the agreement, the Company provided a cash retention bonus

Executive compensation	39

in the amount of $1,000,000, less withholdings and deductions, and an RSU grant with a grant value equal to $1,500,000. The RSU was granted in April 2020, and vests 100% on April 7, 2023, subject to Mr. Schissel’s continued employment through the vesting date, provided that Mr. Schissel has not given notice of his intent to resign from employment, and the Company has not given Mr. Schissel notice of its intent to terminate Mr. Schissel’s employment for “Cause” before the vesting date. If Mr. Schissel terminates his employment or if the Company terminates Mr. Schissel for “Cause” (as defined below) prior to the vesting date, Mr. Schissel will be required to repay the cash retention bonus in full to the Company within fifteen days of the last date of employment. For purposes of the retention agreement, “Cause” means: (i) willful failure to perform substantially all of his duties, including carrying out or complying with any lawful and reasonable material directive of the Company’s CEO; (ii) engagement in an act of fraud, embezzlement, dishonesty or of any policy or written agreement with the Company or any of its subsidiaries, including the Code of Conduct and any employment or non-disclosure agreement; (iii) conviction of or pleas of guilty or nolo contendere to a crime that constitutes a felony; or (iv) willful misconduct or gross negligence resulting in material economic harm to the Company, any of which occur, or which first become known to the Company after the date of the retention agreement.

Compensation advisor

The Committee is authorized by its charter to retain independent compensation consultants and other advisors. In 2021, the Committee engaged Meridian Compensation Partners LLC to serve as its independent consultant and to assist in evaluating our executive compensation programs and in setting executive officer compensation. Meridian reports directly to the Committee.

During its period of engagement in 2021, Meridian regularly participated in Committee meetings and provided analyses and recommendations that inform the Committee’s decisions; identified peer group companies for competitive market comparisons; evaluated market pay data and competitive-position benchmarking; provided analyses and inputs on program structure, performance measures, and goals; provided updates on market trends and the regulatory environment as it relates to executive compensation; reviewed various management proposals presented to the Committee related to executive and board compensation; and worked with the Committee to validate and strengthen the pay-for-performance relationship.

The Committee assessed the independence of Meridian. In its assessment, the Committee considered the following factors specified in the NYSE listing standards: (i) the provision of other services by the consulting firm to the Company; (ii) the amount of fees paid as a percentage of the total revenue of the consulting firm; (iii) the policies and procedures of the consulting firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant or consulting firm with an executive officer of the Company. Meridian provided the Committee with confirmation of its independent status. Based on this evaluation, the Committee has determined that Meridian met the criteria for independence and that its work with the Committee during fiscal year 2021 did not raise any conflict of interest.

40	Executive compensation

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Nutrition Peer Group. The criteria used to identify the Herbalife Nutrition Peer Group were: (1) principal operations in the U.S. with an international presence — we operate in 95 markets around the world in a highly regulated business where approximately 76% of our net sales for the year ended December 31, 2021, were generated outside of the United States; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; (3) industry — we compete for talent with other companies in consumer product related industries; and (4) common “peer of peers” — we examined companies that are most frequently considered peers by Herbalife Nutrition’s peers. Annually, the Committee reviews the peer group and updates the group as appropriate.

With respect to pay decisions regarding 2021 NEO compensation, the industry peer group was comprised of the fifteen (15) companies listed below. All of the peer companies were within the range of approximately 34% and 200% of Herbalife’s trailing twelve-month revenues at the time the peer group was established in July 2020. The peer group median revenue of $5.2 billion and median market capitalization of $6.1 billion, in each case at the time the Herbalife Nutrition Peer Group was established, were comparable to those of Herbalife Nutrition. During this period, the Herbalife Nutrition Peer Group consisted of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)	Market capitalization* ($ millions)
Campbell Soup Co	Packaged Foods and Meats	$8,372	$13,114
Church & Dwight Inc.	Household Products	$5,190	$25,025
The Clorox Company	Household Products	$7,080	$21,422
Conagra Brands, Inc.	Packaged Foods and Meats	$11,223	$16,381
Coty Inc.	Personal Products	$5,040	$8,804
Edgewell Personal Care Co	Personal Products	$2,100	$2,485
Hain Celestial Group Inc.	Packaged Foods and Meats	$1,875	$4,030
International Flavors & Fragrances	Specialty Chemicals	$11,656	$38,348
The J.M. Smucker Company	Packaged Foods and Meats	$7,905	$14,718
McCormick & Co, Inc.	Packaged Foods and Meats	$6,318	$25,804
Nu Skin Enterprises Inc.	Personal Products	$2,696	$2,529
Post Holdings Inc.	Packaged Foods and Meats	$6,412	$7,053
Spectrum Brands Holdings, Inc.	Household Products	$2,998	$4,190
TreeHouse Foods, Inc.	Packaged Foods and Meats	$4,328	$2,261
Tupperware Brands Corp	Housewares and Specialties	$1,602	$747
Herbalife Nutrition Ltd.	Personal Products	$5,803	$4,180
Percentile Rank		54%	35%

*	As of December 31, 2021.

The Committee reviewed the Herbalife Nutrition Peer Group in July 2021, and no changes were made for 2022 pay decisions.

Executive compensation	41

Tax implications

Section 162(m) of the Code

The Committee takes into account the tax and accounting implications (including with respect to the expected lack of deductibility under Section 162(m) of the Internal Revenue Code) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its shareholders to do so. Further, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

Compensation Committee report

The Compensation Committee of the Board of Directors is currently composed of three independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2022 Annual General Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Maria Otero (Chair)

Kevin M. Jones

Don Mulligan

Executive officers of the registrant

Executive Officer	Age	Position with the company	Officer since
John O. Agwunobi	57	Chairman and Chief Executive Officer	2018
John DeSimone	55	President	2009
Alexander Amezquita	48	Chief Financial Officer	2017
Alan Hoffman	55	Executive Vice President, Global Corporate Affairs	2014
Mark Schissel	53	Chief Operating Officer	2021
Henry C. Wang	52	Executive Vice President, General Counsel and Corporate Secretary	2018

Set forth below is a brief description as of the date hereof regarding the business experience of all executive officers other than Dr. Agwunobi, who is also a director and whose business experience is set forth under “— Proposals to be voted on at the meeting – Proposal 1: The election of directors”.

Mr. DeSimone is the President of the Company and has held this position since March 2020. Mr. DeSimone previously served as the Company’s Co-President and Chief Strategic Officer from May 2018 until March 2020. From January 2010 until May 2018, Mr. DeSimone served as the Company’s Chief Financial Officer. Mr. DeSimone joined the Company in November 2007 as Senior Vice President, Corporate Financial Planning and Analysis and was promoted to the position of Senior Vice President, Finance & Distributor Operations in January 2009. Mr. DeSimone received his Bachelor of Science in Business Administration from Bryant College (now known as Bryant University).

Mr. Amezquita is the Chief Financial Officer of the Company and has held this position since November

2020. Mr. Amezquita previously served as the Company’s Senior Vice President, Finance, Strategy and Investor Relations from November 2018 to November 2020. From October 2017 to November 2018, Mr. Amezquita was the Senior Vice President, Finance and Strategic Planning. Prior to joining the Company in October 2017, Mr. Amezquita was Senior Vice President at Moelis and Company from August 2012 to October 2017. Mr. Amezquita holds an MBA in finance from the Wharton School at the University of Pennsylvania, and a Master and Bachelor of Science degree in electrical and computer engineering from Carnegie Mellon University.

Mr. Hoffman is the Executive Vice President, Global Corporate Affairs of the Company and has held this position since August 2014. Prior to joining the Company, Mr. Hoffman served as the Senior Vice President for Global Public Policy at PepsiCo. Before joining PepsiCo, Mr. Hoffman served as Deputy Chief of Staff to the Vice President of the United States, Joe Biden, and Deputy Assistant to the President of the United States, Barack Obama. Mr. Hoffman previously served in a variety of government positions, including Chief of Staff to Senator

42	Executive compensation

Joe Biden. Mr. Hoffman holds a Juris Doctorate and Masters of Public Administration from the University of Southern California in Los Angeles, California and a Bachelor of Arts degree from Lafayette College in Easton, Pennsylvania.

Mr. Schissel is the Company’s Chief Operating Officer and has held this position since August 2021. Mr. Schissel previously served as the Company’s Executive Vice President, Worldwide Operations from August 2017 until August 2021. From April 2010 to August 2017, Mr. Schissel served as the Company’s Chief Information Officer. Mr. Schissel joined the Company in May 2007 as Vice President, IS Enterprise Applications, a position he held until April 2010. Mr. Schissel holds a Bachelor of Business Administration degree with a major in Accounting from Iowa State University.

Mr. Wang is Executive Vice President, General Counsel and Corporate Secretary of the Company. He has been the Executive Vice President, General Counsel since May 2018 and the Corporate Secretary since February 2019. Mr. Wang was Senior Vice President, Deputy General Counsel and Chief Compliance Officer from August 2016 until May 2018. Mr. Wang joined the Company in December 2013 as Senior Vice President, Associate General Counsel, from the law firm of Lee, Tran, Liang and Wang LLP. Prior to that, he was a partner at Manatt, Phelps & Philips LLP, and Reed Smith LLP. Mr. Wang holds a bachelor’s degree from University of California, Berkeley and a Juris Doctor from Tulane University Law School.

2021 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2021, 2020 and 2019, of our NEOs.

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)

John O. Agwunobi	2021	1,000,000	4,499,958	—	1,458,157	38,584	(3)	6,996,699

Chairman and Chief	2020	824,346	4,589,062	—	1,792,422	29,512		7,235,342

Executive Officer	2019	600,923	1,279,989	—	322,246	21,662		2,224,820

John DeSimone	2021	695,000	2,249,955	—	675,613	27,909	(4)	3,648,477

President	2020	674,539	2,824,202	—	1,067,378	24,269		4,590,388

	2019	619,000	1,279,989	—	330,778	46,001		2,275,768

Alexander Amezquita*	2021	480,769	599,942	—	344,897	20,411	(5)	1,446,019

Chief Financial Officer	2020	385,673	499,957	—	320,678	10,635		1,216,943

	—	—	—	—	—	—		—

Alan Hoffman*	2021	637,570	999,948	—	464,839	25,899	(6)	2,128,256

Executive Vice President,	2020	633,999	1,136,522	—	761,370	22,850		2,554,741

Global Corporate Affairs	—	—	—	—	—	—		—

Mark Schissel*	2021	494,960	1,099,906	—	389,215	20,908	(7)	2,004,989

Chief Operating Officer	—	—	—	—	—	—		—

	—	—	—	—	—	—		—

David Pezzullo	2021	456,346	1,499,970	—	407,697	19,556	(8)	2,383,569

Senior Operations Advisor	2020	565,000	1,363,827	—	847,500	20,435		2,796,762

	2019	565,000	1,199,947	—	301,922	44,063		2,110,932

*	Mr. Schissel was an NEO for the first time in fiscal year 2021. Accordingly, only information relating to his fiscal year 2021 compensation is included in the compensation tables and related discussions of NEO compensation. Mr. Amezquita was an NEO for the first time in fiscal year 2020. Mr. Hoffman has previously been an NEO prior to 2018, but was not an NEO in 2019. Accordingly, only information relating to Messrs. Amezquita and Hoffman’s fiscal years 2021 and 2020 compensation is included in the compensation tables and related discussions of NEO compensation.

(1)

Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. For the 2021 PSU grants, the grant date fair values of such awards, assuming

Executive compensation	43

performance at the maximum level, would be $6,749,961 for Dr. Agwunobi, $3,374,981 for Mr. DeSimone, $899,928 for Mr. Schissel, $2,249,955 for Mr. Pezzullo, $899,960 for Mr. Amezquita and $1,499,970 for Mr. Hoffman.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation discussion and analysis — Annual incentive awards & long-term incentive program — Targets and award determination.”

(3)	Amounts disclosed in this column for Dr. Agwunobi for 2021 include: (i) $24,850 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Dr. Agwunobi’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company paid 401(k) matching contributions.

(4)	Amounts disclosed in this column for Mr. DeSimone for 2021 include: (i) $14,175 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Mr. DeSimone’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company-paid 401(k) matching contributions.

(5)	Amounts disclosed in this column for Mr. Amezquita for 2021 include: (i) $6,677 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Mr. Amezquita’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company paid 401(k) matching contributions.

(6)	Amounts disclosed in this column for Mr. Hoffman for 2021 include: (i) $12,165 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Mr. Hoffman’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company paid 401(k) matching contributions.

(7)	Amounts disclosed in this column for Mr. Schissel for 2021 include: (i) $7,174 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Mr. Schissel’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company-paid 401(k) matching contributions.

(8)	Amounts disclosed in this column for Mr. Pezzullo for 2021 include: (i) $5,822 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2021 but credited to Mr. Pezzullo’s account in 2022; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company-paid 401(k) matching contributions.

2021 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2021. For further discussion regarding the grants see “— Compensation discussion and analysis — Annual incentive awards and long-term incentive awards — Long-term incentive awards” on page 36.

NEO	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares or stock units (#)	Exercise of base price of SAR Awards ($/share)	Grant date fair value of Stock Awards(2) ($)
		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

John O. Agwunobi		1,200,000		2,400,000

	02/19/2021					58,193	93,109	162,941	—	—	4,499,958

John DeSimone		556,000		1,112,000

	02/19/2021					29,096	46,554	81,470	—	—	2,249,955

Alexander Amezquita		283,836	(3)	567,672	(3)

	02/19/2021					6,465	10,345	18,104	—	—	499,974

	03/03/2021					1,350	2,161	3,782	—	—	99,968

Alan Hoffman		382,542		765,084

	02/19/2021					12,931	20,690	36,208	—	—	999,948

Mark Schissel		320,307	(4)	640,614	(4)

	02/19/2021					8,405	13,448	23,534	—	—	649,942

	08/05/2021					4,728	9,457	18,914	—	—	449,964

David Pezzullo		335,517	(5)	671,034	(5)

	02/19/2021					19,397	31,036	54,313	—	—	1,499,970

(1)	All equity grants to NEOs made in February 2021 and March 2021 were approved by the Committee in February 2021. The increase in equity grant made to Mr. Schissel in August 2021 was approved by the Committee in April 2021. All equity grants reflected in this table were made under the 2014 Plan.

44	Executive compensation

(2)	For the 2021 PSU grants, the grant date fair value above was calculated assuming performance at the target level.

(3)	Estimated future payouts for Mr. Amezquita are based upon a prorated bonus eligible salary of $483,836.

(4)	Estimated future payouts for Mr. Schissel are based upon a prorated bonus eligible salary of $497,060.

(5)	Estimated future payouts for Mr. Pezzullo are based upon a prorated bonus eligible salary of $447,356.

Narrative disclosure to summary compensation table and grants of plan-based awards

Equity Awards. In fiscal year 2021, we granted each of our NEOs long-term performance-based compensation in the form of PSUs and RSUs. The number of PSUs granted was calculated by dividing 75% of the total equity award value by the closing price of our stock on the date of grant, other than the grant to Mr. Schissel in August 2021 which was comprised solely of PSUs. All equity awards shown in this table were granted under the 2014 Plan. PSUs awarded to our NEOs in fiscal year 2021 will vest, subject to continued employment, on December 31, 2023, and subject further to the achievement of the performance targets set by the Committee as measured over the performance period beginning on January 1, 2021 and ending on December 31, 2023 as determined by the Committee. Such targets were established based on the Long-Range Forecast. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned and vested is 0%. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant. The final number of PSUs earned will be based on the assessment of three-year performance against pre-determined goals for Local Currency Net Sales and Adjusted EBIT as further discussed in the “Long-Term Incentive Awards” section. RSUs awarded to our NEOs in fiscal year 2021 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. The circumstances pursuant to which PSUs and RSUs have accelerated vesting are described below in the section entitled “Potential Payments Upon Termination or Change in Control” on page 48.

Non-Equity Incentive Plan Compensation Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2021. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal year 2021 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table.

Executive compensation	45

Outstanding equity awards at 2021 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2021.

NEO	Grant Date	Option/Stock Appreciation Right Awards					Stock Unit Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John O. Agwunobi	02/29/2016	55,324		27.375	02/28/2026	(1)
	02/27/2017	21,186		28.595	02/27/2027	(1)
	02/21/2019						19,565	(2)	$800,795
	02/21/2019						3,421	(3)	$140,022
	02/20/2020						25,363	(4)	$1,038,108
	02/20/2020						6,764	(3)	$276,851
	03/30/2020						57,652	(4)	$2,359,696
	03/30/2020						15,374	(3)	$629,258
	02/19/2021						69,832	(5)	$2,858,224
	02/19/2021						23,277	(3)	$952,728
John DeSimone	05/09/2016	116,560		31.255	05/09/2026	(1)
	02/27/2017	122,528		28.595	02/27/2027	(1)
	02/21/2019						19,565	(2)	$800,795
	02/21/2019						3,421	(3)	$140,022
	02/20/2020						25,363	(4)	$1,038,108
	02/20/2020						6,764	(3)	$276,851
	03/30/2020						25,190	(4)	$1,031,027
	03/30/2020						6,717	(3)	$274,927
	02/19/2021						34,916	(5)	$1,429,112
	02/19/2021						11,638	(3)	$476,343
Alexander Amezquita	02/21/2019						2,459	(3)	$100,647
	02/20/2020						4,861	(3)	$198,961
	11/09/2020						4,866	(3)	$199,165
	02/19/2021						7,759	(5)	$317,576
	02/19/2021						2,586	(3)	$105,845
	03/03/2021						1,621	(5)	$66,348
	03/03/2021						540	(3)	$22,102
Alan Hoffman	03/02/2015	26,504		15.22	03/02/2025	(1)
	05/09/2016	26,200		31.255	05/09/2026	(1)
	02/27/2017	36,722		28.595	02/27/2027	(1)
	02/21/2019						9,935	(2)	$406,640
	02/21/2019						1,737	(3)	$71,095
	02/20/2020						19,815	(4)	$811,028
	02/20/2020						5,284	(3)	$216,274
	02/19/2021						15,518	(5)	$635,152
	02/19/2021						5,172	(3)	$211,690
Mark Schissel	02/21/2019						9,935	(2)	$406,640
	02/21/2019						1,737	(3)	$71,095
	02/20/2020						12,879	(4)	$527,137
	02/20/2020						3,435	(3)	$140,595
	04/07/2020						50,284	(6)	$2,058,124
	02/19/2021						10,086	(5)	$412,820
	02/19/2021						3,362	(3)	$137,607
	08/05/2021						9,457	(5)	$387,075
David Pezzullo	02/21/2019						18,342	(2)	$750,738
	02/21/2019						3,207	(3)	$131,263
	02/20/2020						23,778	(4)	$973,234
	02/20/2020						6,341	(3)	$259,537
	02/19/2021						23,277	(5)	$952,728
	02/19/2021						7,759	(3)	$317,576

46	Executive compensation

(1)	These SARs were fully vested as of December 31, 2021.

(2)	Subject to continued employment, these PSUs vest 100% on December 31, 2021 provided that the applicable performance criteria are met. This figure reflects the number of PSUs that were actually received or acquired in February 2022 following certification of the performance thresholds by the Compensation Committee.

(3)	Subject to continued employment, these RSUs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(4)	Subject to continued employment, these PSUs vest 100% on December 31, 2022; provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(5)	Subject to continued employment, these PSUs vest 100% on December 31, 2023; provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(6)	Subject to continued employment, these RSUs vest 100% on the third anniversary of the grant date.

2021 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options/SARs and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2021.

NEO	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John O. Agwunobi	—	—	49,140(1)	$2,633,446
John DeSimone	—	—	46,976(1)	$2,535,460
Alexander Amezquita	—	—	6,448	$293,610
Alan Hoffman	—	—	23,463(1)	$1,271,179
Mark Schissel	—	—	23,000(1)	$1,248,802
David Pezzullo	146,658	3,552,403	42,468(1)	$2,305,817

(1)	Number includes PSUs that vested as of December 31, 2020, but were not received or acquired until February 2021 following certification of the performance thresholds by the Compensation Committee once the metrics results were available.

2021 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2021 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated, or the Senior Executive Plan.

NEO	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
John O. Agwunobi	637,727	24,850	121,137	349,819	1,078,774
John DeSimone	34,750	14,175	98,112	—	811,102
Alexander Amezquita	16,827	6,677	675	—	17,502
Alan Hoffman	22,315	12,165	13,950	—	232,556
Mark Schissel	17,324	7,174	17,908	236,903	376,840
David Pezzullo	103,004	5,822	48,551	—	1,508,212

(1)	Amounts reported as compensation in “All Other Compensation” in the “2021 Summary Compensation Table”. Each amount represents contributions earned in 2021 but credited to the NEO’s account in 2022 and thus not part of the “Aggregate balance at last FYE”.

(2)	Amounts include the following, which have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $504,457 for Dr. Agwunobi for the reported years 2018 to 2020; $397,011 for Mr. DeSimone for the reported years 2010 to 2020; $35,263 for Alan Hoffman for the reported year 2020; and $172,605 for Mr. Pezzullo for the reported year 2017 to 2020.

Executive compensation	47

Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which covers all eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” which assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a “Scheduled In-Service Withdrawal” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation

Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2021 based upon the closing price of a Common Share on the NYSE on December 31, 2021 of $40.93, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2021 Non-Qualified Deferred Compensation” table.

On October 31, 2016, the Committee approved the Severance Plan. As of December 31, 2021, each of our NEOs were participants in the Severance Plan. Our other executive officers are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. The participation in the Severance Plan is described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including RSUs and PSUs) granted to each of the NEOs.

Under the Severance Plan, in the event an NEO’s respective employment is terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with their death or disability, or by such NEO for “Good Reason” (as defined in the Severance Plan), Dr. Agwunobi would be entitled to a lump sum severance payment equal to 2.0x his annualized base salary, and the other NEOs would each be entitled to a lump sum severance payment equal to 1.0x their annualized base salary. Such lump sum amount as of December 31, 2021 would be equal to (i) $2,000,000 for Dr. Agwunobi, reduced to 1.5x after five years of participation in the Severance Plan, and (ii) $695,000 for Mr. DeSimone, $500,000 for Mr. Amezquita, $637,570 for Mr. Hoffman, $530,000 for Mr. Schissel, $282,500 for Mr. Pezzullo, in each case reduced to 0.5x after five years of participation in the Severance Plan. Additionally, such NEO would be entitled in such case to a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by the NEO in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payment is subject to and conditioned upon the execution of a general release in

48	Executive compensation

favor of the Company and additional requirements set forth in the Severance Plan.

Pursuant to each of the NEO’s RSU award agreements, the Committee has the discretion to accelerate the vesting of RSUs upon a Change in Control, as defined in the 2014 Plan.

Pursuant to each of the NEO’s PSU award agreements, in the event of their respective involuntary termination of employment within twenty-four months following a Change in Control, as defined in the 2014 Plan, or if the acquiring entity fails to assume or continue the stock-based award, each will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case each will have the right to receive a payment equal to the target amount payable.

Definitions

A “Change in Control” for purposes of the summary of the 2014 Plan means the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

For the purposes of the award agreements governing the NEOs’ PSUs and RSUs, a “Change in Control” has the same meaning as set forth in the paragraph immediately stated above.

For the purposes of the Severance Plan, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•

The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before; provided,

Executive compensation	49

however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the

Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2021 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

NEO	Termination without cause or with good reason not in connection with a change in control ($)	Termination without cause or with good reason in connection with a change in control ($)	Change in control (without termination)(1) ($)	Death or Disability ($)
John O. Agwunobi
Severance(2)	2,000,000	2,000,000	—	—
Bonus(3)	1,458,157	1,458,157	—	1,458,157
Equity acceleration(4)	—	8,954,911	1,998,857	—
Life insurance	—	—	—	1,500,000
John DeSimone
Severance(2)	695,000	695,000	—	—
Bonus(3)	675,613	675,613	—	675,613
Equity acceleration(4)	—	5,366,414	1,168,142	—
Life insurance	—	—	—	1,390,000
Alexander Amezquita
Severance(2)	500,000	500,000	—	—
Bonus(3)	344,897	344,897	—	344,897
Equity acceleration(4)	—	1,010,644	626,720	—
Life insurance	—	—	—	1,000,000
Alan Hoffman
Severance(2)	637,570	637,570	—	—
Bonus(3)	464,839	464,839	—	464,839
Equity acceleration(4)	—	2,300,716	499,059	—
Life insurance	—	—	—	1,275,140
Mark Schissel
Severance(2)	530,000	530,000	—	—
Bonus(3)	389,215	389,215	—	389,215
Equity acceleration(4)	—	4,089,930	2,407,421	—
Life insurance	—	—	—	1,060,000
David Pezzullo
Severance(2)	282,500	282,500	—	—
Bonus(3)	407,697	407,697	—	407,697
Equity acceleration(4)	—	3,290,608	708,376	—
Life insurance	—	—	—	565,000

(1)	With respect to RSUs held by Dr. Agwunobi and Messrs. DeSimone, Amezquita, Hoffman, Schissel and Pezzullo, the reported amounts assume the Committee exercised its discretion to accelerate the awards.

(2)	Based on base salary as of December 31, 2021.

(3)	Represents bonus amounts earned in 2021, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2021 Summary Compensation Table.” Per the terms of the Severance Plan, as described in this section, upon a termination of his employment by the Company without Cause (other than due to death or disability) or by him for Good Reason each of Dr. Agwunobi and Messrs. DeSimone, Amezquita, Hoffman, Schissel and Pezzullo are entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. With respect to death or disability, the reported amount assumes the Committee exercised its discretion under the annual incentive plan to provide for payment of such incentive bonus award amount.

(4)	Amounts with respect to accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 31, 2021 of $40.93.

50	Executive compensation

Pay ratio disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer.

For purposes of determining the required ratio, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory medical, dental and vision benefits, group life insurance and employer contributions for disability insurance coverage and our employee assistance program, which are not required to be reported as compensation for our CEO in the 2021 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2021 was $37,222.

Dr. Agwunobi had a total compensation in 2021 of $7,007,360. As a result, we estimate that Dr. Agwunobi’s 2021 compensation is approximately 188 times that of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. For these purposes, we identified the median compensated employee using base salary and bonus paid from October 1, 2020 through September 30, 2021, which we annualized for any employee who did not work for the entire year. We identified our employee population as of October 1, 2021 based on our Human Resources records.

Executive compensation	51

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Common Shares as of March 1, 2022, the Record Date, of (1) each director, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to the Company to beneficially own more than five percent (5%) of outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Common Shares subject to stock options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 1, 2022 are considered outstanding and beneficially owned by the person holding the security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership(1)

Directors and Director Nominees

Richard H. Carmona(2)	17,836	*

Michael O. Johnson	244,160	*

Kevin M. Jones(3)	3,173	*

Sophie L’Hélias(3)	3,173	*

Alan W. LeFevre(4)	18,600	*

Juan Miguel Mendoza(2)	11,206	*

Don Mulligan(3)	3,173	*

Maria Otero(5)	26,120	*

John Tartol(2)	303,606	*

Named executive officers

John O. Agwunobi(6)	79,533	*

John DeSimone(7)	118,105	*

Alexander Amezquita(8)	16,899	*

Alan Hoffman(9)	62,352	*

Mark Schissel	36,974	*

David Pezzullo(10)	169,667	*

All directors and executive officers as a group (14 persons)(11)	728,891	*

Greater than 5% beneficial owners

Capital Research Global Investors(12)	8,132,290	8.15%

FMR LLC(13)	5,739,856	5.75%

Renaissance Technologies LLC(14)	8,394,564	8.41%

Route One Investment Company, L.P. (15)	9,112,732	9.13%

The Vanguard Group(16)	11,261,873	11.28%

HBL Swiss Services GmbH(17)	10,025,020	10.04%	(18)

*	Less than 1% security ownership by certain beneficial owners and management.

52	Security ownership of certain beneficial owners and management

(1)	Applicable percentage is based upon 99,841,318 Common Shares issued and outstanding as of March 1, 2022, which pursuant to Instruction 1 to Item 403 of Regulation S-K, excludes 10,025,020 Common Shares held by HBL Swiss Services GmbH, an indirect wholly-owned subsidiary of the Company, which are considered to be outstanding under Cayman Islands law and carry voting and other share rights related to ownership of our Common Shares.

(2)	Includes 2,720 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(3)	Includes 3,173 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(4)	Includes 3,114 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(5)	Includes 2,971 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(6)	Dr. Agwunobi is also a director. Includes 76,510 SARs equivalent to 17,050 Common Shares which have vested or will vest and become exercisable within 60 days of March 1, 2022 and 3,843 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(7)	Includes 239,088 SARs equivalent to 38,673 Common Shares which have vested or will vest and become exercisable within 60 days of March 1, 2022 and 1,679 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(8)	Includes 108 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(9)	Includes 89,426 SARs equivalent to 25,702 Common Shares which have vested or will vest and become exercisable within 60 days of March 1, 2022.

(10)	Includes 84,132 vested but deferred RSUs that are convertible to Common Shares.

(11)	Includes 426,352 SARs equivalent to 84,975 Common Shares which have vested or will vest and become exercisable within 60 days of March 1, 2022 and 29,394 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of March 1, 2022.

(12)	The information regarding the beneficial ownership of Capital Research Global Investors is based on the Schedule 13G/A filed with the SEC by Capital Research Global Investors on February 11, 2022. According to this Schedule 13G/A, Capital Research Global Investors has (i) sole power to vote 8,117,562 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 8,132,290 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(13)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G filed jointly with the SEC by FMR LLC and Abigail P. Johnson on February 9, 2022. According to this Schedule 13G, FMR LLC has the sole power to vote 101,280 Common Shares and Ms. Johnson has the sole power to vote 0 Common Shares and the reporting persons each have (i) shared power to vote 0 Common Shares, (ii) sole power to dispose of 5,739,856 Common Shares and (iii) shared power to dispose of 0 Common Shares. The address for the reporting persons is 245 Summer Street, Boston, Massachusetts 02210.

(14)	The information regarding the beneficial ownership of Renaissance Technologies LLC is based on the Schedule 13G/A filed jointly with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 11, 2022. According to this Schedule 13G/A, the reporting persons each have (i) sole power to vote 8,394,564 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 8,394,564 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for the reporting persons is 800 Third Avenue, New York, New York 10022.

(15)	The information regarding the beneficial ownership of Route One Investment Company, L.P., or Route One, is based on the Schedule 13G filed jointly with the SEC by Route One, ROIC, LLC, Route One Investment Company, LLC, Route One Offshore Master Fund, L.P., William F. Duhamel, Jr. and Jason E. Moment on February 8, 2022. According to this Schedule 13G, Route One, ROIC, LLC, Route One Investment Company, LLC, William F. Duhamel, Jr. and Jason E. Moment each have (i) sole power to vote 0 Common Shares, (ii) shared power to vote 9,112,732 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 9,112,732 Common Shares; and Route One Offshore Master Fund, L.P. has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 5,616,351 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 5,616,351 Common Shares. The address for Route One Offshore Master Fund, L.P. is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay, P.O. Box 31106SMB, Grand Cayman, Cayman Islands. The address for all other reporting persons is One Letterman Drive, Building D, Suite DM 200, San Francisco, CA 94129.

(16)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930, or the Vanguard Group, is based on the Schedule 13G/A filed with the SEC by the Vanguard Group on February 10, 2022. According to this Schedule 13G/A, the Vanguard Group has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 72,729 Common Shares, (iii) sole power to dispose of 11,110,005 Common Shares, and (iv) shared power to dispose of 151,868 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(17)	HBL Swiss Services GmbH has (i) sole power to vote 10,025,020 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 10,025,020 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for HBL Swiss Services GmbH is Hansmatt 32, CH-6370 Stans NW, Switzerland.

(18)	Number of outstanding Common Shares used to calculate percentage excludes Common Shares held by HBL Swiss Services GmbH, the Company’s indirect wholly-owned subsidiary, in accordance with Instruction 1 to Item 403 of Regulation S-K. If the Common Shares held by HBL Swiss Services GmbH are included in the total number of Common Shares outstanding as of March 1, 2022, or 109,866,338, its percentage ownership would be 9.12%.

Security ownership of certain beneficial owners and management	53

Part 6	Certain relationships and related transactions

Pursuant to the audit committee charter, the audit committee is responsible for establishing and periodically reviewing policies and procedures for the review and approval of related party transactions (as defined in the SEC rules), and reviewing, approving and overseeing such related party transactions. The Company has a written Related Party Transaction Policy, which requires audit committee approval or ratification of transactions between the Company and any director, executive officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in any fiscal year in which the related party has a direct or indirect interest. Transactions, along with all relevant facts and circumstances, are to be submitted to the audit committee for consideration. In between regularly scheduled meetings, the chair of the audit committee, after consulting with the Company’s General Counsel, may approve or not approve the transaction (provided the chair has no interest in such transaction), after which, if approved, such transaction would be submitted to the audit committee at its next regularly scheduled meeting for ratification. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the audit committee.

Mr. Tartol’s family’s earnings as distributors of Herbalife Nutrition products, Mr. Mendoza’s family’s earnings as distributors of Herbalife Nutrition products, and the compensation of the spouse of one of our non-NEO former executive officers summarized under the subsection “Other transactions” fall within the category of transactions that are deemed to be pre-approved pursuant to the Related Party Transaction Policy.

Ongoing related party transactions

Indemnification of directors and officers

The Articles provide that, to the fullest extent permitted by Cayman Islands Law, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by Cayman Islands Law, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Articles. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies covering our directors and officers with respect to certain liabilities, including those arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

54	Certain relationships and related transactions

Other transactions

The sister of Mr. Tartol, a director, earned approximately $1,632,506 in compensation in 2021 under the Company’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member, which included $5,000 of speaker fees. Mr. Tartol’s brother and sister-in-law earned approximately $585,874 in compensation in 2021, and Mr. Tartol’s son earned approximately $132,756 in compensation in 2021, in each case under the Company’s Marketing Plan resulting from their respective activities as Herbalife Nutrition Members.

The sister and brother-in-law of Mr. Mendoza, a director, earned approximately $1,966,964 in 2021 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Members. Mr. Mendoza’s sister-in-law earned approximately $134,342 in 2021 under Herbalife Nutrition’s Marketing Plan resulting from her activities as an Herbalife Member.

A spouse of one of our former executive officers, who is not an NEO, is an employee of the Company and was paid approximately $787,665 in fiscal year 2021, based on the average exchange rate of $1.3299 per GBP in 2021. This amount is based on total base salary, bonus, vesting of restricted stock units and all other compensation, including car allowance. The spouse also received a grant of 4,758 RSUs in 2021, which have an aggregate grant date fair value of approximately $229,954.

Carl C. Icahn beneficially owned over 5% of the Company’s outstanding Common Shares until May 2021. In 2021, the Company paid approximately $871,434, based on applicable exchange rates, for products from Newell Brands Inc., a company in which Mr. Icahn beneficially owned an over 10% equity interest in 2021.

On January 7, 2021, the Company purchased an aggregate of 12,486,993 Common Shares from Mr. Icahn and the Icahn Parties for approximately $600 million, or $48.05 per common share, the closing price of a Common Share on the NYSE on December 31, 2020, the last trading day prior to the execution of the purchase agreement.

Certain relationships and related transactions	55

Part 7	Additional information

Information with respect to securities authorized for issuance under equity compensation plans

The following table sets forth as of December 31, 2021, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted-average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[2]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a))[3]
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	4,285,549	27.10	10,165,110
Equity compensation plans not approved by security holders	—	—	—
Total	4,285,549	27.10	10,165,110

(1)	Consists of the Amended and Restated Herbalife Ltd. 2005 Stock Incentive Plan and the Amended and Restated Herbalife Ltd. 2014 Stock Incentive Plan. In February 2008, a shareholder-approved Employee Stock Purchase Plan was implemented. See note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 regarding share-based compensation.

(2)	Number of securities to be issued upon exercise of SARs was calculated using the market price as of December 31, 2021. Number of securities to be issued upon vesting of PSUs was calculated assuming the maximum level of performance is achieved.

(3)	Includes 3.0 million Common Shares available for future issuance under the shareholder approved Employee Stock Purchase Plan which was implemented in February 2008.

“Householding” of proxy materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com. However, please note that if you

56	Additional information

want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder nominations

Your attention is drawn to Articles 77 to 80 of the Articles in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures. Nominations not meeting these requirements will be disregarded.

In addition, if a shareholder wishes to solicit proxies in support of nominees submitted under these provisions of the Articles, under Rule 14a-19, the SEC’s universal proxy rule, notice must be received by our Corporate Secretary at the address noted above no later than the close of business on February 26, 2023.

Shareholder proposals for the 2023 annual general meeting

Pursuant to the Articles, for a shareholder to bring a matter before the 2023 annual general meeting, the business must be legally proper and written notice of the shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chair of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2023 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 16, 2022. Proposals should be sent to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. Proposals not meeting the applicable requirements will be disregarded.

Additional information	57

Codes of conduct and principles of corporate governance

Our Board of Directors has adopted a Code of Conduct applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Principles of Corporate Governance are available on our website at https://ir.herbalife.com/corporate-governance, or in print to any shareholder who requests it, as set forth under the subsection “Annual report, financial and additional information.”

Any amendment or waiver of a provision of the Company’s Code of Conduct requiring disclosure under applicable rules with respect to any of the Company’s executive officers or directors will be posted on the Company’s website within four business days of such amendment or waiver at www.herbalife.com.

Annual report, financial and additional information

The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 was filed with the SEC on February 23, 2022. A copy of the Company’s Annual Report on Form 10-K will be furnished to each shareholder of record on the Record Date who requests such materials as set forth below.

The Company’s filings with the SEC are all accessible on the Company’s website at https://ir.herbalife.com/financial-information/sec-filings. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Nutrition Ltd.

c/o Herbalife International of America, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

HENRY C. WANG

General Counsel and Corporate Secretary

Dated: March 15, 2022

58	Additional information

HERBALIFE NUTRITION VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on April 26, 2022. Online Go to www.envisionreports.com/HLF or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HLF 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain 01 - John O. Agwunobi [    ] [    ] [    ] For Against Abstain 02 - Richard H. Carmona [    ] [    ] [    ] For Against Abstain 03 - Michael O. Johnson [    ] [    ] [    ] 04 - Kevin M. Jones [    ] [    ] [    ] 05 - Sophie L’Hélias [    ] [    ] [    ] 06 - Alan W. LeFevre [    ] [    ] [    ] 07 - Juan Miguel Mendoza [    ] [    ] [    ] 08 - Don Mulligan [    ] [    ] [    ] 09 - Maria Otero [    ] [    ] [    ] 10 - John Tartol [    ] [    ] [    ] + 2. Approve, on an advisory basis, the compensation of the Company’s named executive officers. For Against Abstain [    ] [    ] [    ] 3. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2022. For Against Abstain [    ] [    ] [    ] B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. / / 1UPX + 03LFCC

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/HLF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HLF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Herbalife Nutrition Ltd. + Notice of 2022 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders – April 27, 2022 John Agwunobi and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 27, 2022 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. +

HERBALIFE NUTRITION VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain 01 - John O. Agwunobi [    ] [    ] [    ] For Against Abstain 02 - Richard H. Carmona [    ] [    ] [    ] For Against Abstain 03 - Michael O. Johnson [    ] [    ] [    ] 04 - Kevin M. Jones [    ] [    ] [    ] 05 - Sophie L’Hélias [    ] [    ] [    ] 06 - Alan W. LeFevre [    ] [    ] [    ] 07 - Juan Miguel Mendoza [    ] [    ] [    ] 08 - Don Mulligan [    ] [    ] [    ] 09 - Maria Otero [    ] [    ] [    ] 10 - John Tartol [    ] [    ] [    ] + 2. Approve, on an advisory basis, the compensation of the Company’s named executive officers. For Against Abstain [    ] [    ] [    ] 3. Ratify the appointment of the Company’s independent registered public accounting firm for fiscal year 2022. For Against Abstain [    ] [    ] [    ] B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. / / 1UPX + 03LFFC

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.edocumentview.com/HLF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Herbalife Nutrition Ltd. Notice of 2022 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders – April 27, 2022 John Agwunobi and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 27, 2022 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)